STOCK PURCHASE AGREEMENT

by and among

NEVADA GOLD & CASINOS, INC.

NG SOUTH DAKOTA, LLC

and

THE STOCKHOLDERS
of

A.G. TRUCANO, SON & GRANDSONS, INC.

and

A.G. TRUCANO, SON & GRANDSONS, INC.

October 18, 2011

TABLE OF CONTENTS

Article I Definitions		1

Article II PURCHASE AND SALE		2
2.1	Sale and Purchase of Stock	2
2.2	Acquired Corporate Assets.	2

Article III PURCHASE PRICE		2
3.1	Purchase Price	2
3.2	Escrow Holdback.	3
3.3	Purchase Price Adjustment.	4
3.4	Nevada Gold Common Stock.	5
3.5	Repurchase Rights.	6

Article IV CLOSING		6
4.1	Time and Place of Closing	6
4.2	Closing Deliveries by Sellers	6
4.3	Closing Deliveries by Purchaser	9

Article V REPRESENTATIONS AND WARRANTIES OF SELLERS AND CORPORATION		10
5.1	Organization and Qualification	10
5.2	Capitalization; Corporate Matters.	10
5.3	Title to Stock	11
5.4	Authority; Enforceability.	11
5.5	No Violations; Consents.	12
5.6	Financial Statements.	12
5.7	Absence of Undisclosed Liabilities	13
5.8	Accounts and Notes Receivable.	13
5.9	Absence of Certain Changes or Events	14
5.10	Assets; Leases; Locations; Names.	16
5.11	Tangible Assets; Inventory; Books and Records.	17
5.12	Tax Matters.	17
5.13	Employment Agreements; Related Parties.	20
5.14	Intellectual Property.	20
5.15	Litigation	21
5.16	Insurance	21
5.17	Compliance with Laws; Permits.	22
5.18	Environmental Matters.	23
5.19	Material Agreements.	24
5.20	Debt Instruments; Accounts Payable.	27
5.21	ERISA Matters.	27
5.22	Labor Matters.	31
5.23	Bank Accounts; Escrow Accounts	31
5.24	Parachute Payments	31
5.25	Warranty Claims	32
5.26	Customers and Suppliers.	32

i

5.27	Material Adverse Effect	32
5.28	Accuracy	32
5.29	Brokers	33
5.30	Review of Forms	33
5.31	Investment Representations	33

Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		34
6.1	Organization	34
6.2	Authority; Enforceability	34
6.3	No Violations	34
6.4	Issuance of Nevada Gold Common Stock.	35
6.5	Risks of the Purchaser.	35

Article VII CONDUCT OF BUSINESS PENDING CLOSING		35
7.1	Business in the Ordinary Course	35
7.2	Interim Financial Statements	35
7.3	Full Access	36
7.4	Contracts and Commitments; Capital Expenditures	36
7.5	Indebtedness	36
7.6	Liabilities; Liens	36
7.7	Maintenance of Insurance	36
7.8	Merger or Acquisition	37
7.9	Securities	37
7.10	Litigation and Adverse Changes	37
7.11	Standstill	37
7.12	Organizational Documents	37
7.13	Employees; Business Relations	37
7.14	Tax Elections	37
7.15	Distributions; Compensation	37
7.16	General	38

Article VIII CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS		38
8.1	Representations and Warranties	38
8.2	Performance of Obligations	38
8.3	Absence of Litigation	38
8.4	Consents	38
8.5	Indebtedness; Liens	38
8.6	Closing Documents and Deliveries	39
8.7	Related Party Obligations	39
8.8	No Material Adverse Effect	39
8.9	Due Diligence	39
8.10	Indebtedness	39
8.11	Approval of the Court	39

Article IX CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS		39
9.1	Representations and Warranties	39
9.2	Performance of Obligations	39

9.3	Absence of Litigation	40
9.4	Consents	40
9.5	Closing Documents and Deliveries	40

Article X OTHER COVENANTS		40
10.1	Commercially Reasonable Efforts	40
10.2	Public Announcements	41
10.3	Confidentiality	41
10.4	Employment	41
10.5	Post-Closing Cooperation and Access.	42
10.6	Noncompetition and Non-Solicitation	42
10.7	Payment for Gaming Licenses.	43
10.8	Transfer of Title to Certain Assets; Life Insurance Policy	44
10.9	Post-Closing Adjustment.	44

Article XI INDEMNIFICATION		44
11.1	Indemnification of Purchaser.	44
11.2	Indemnification of Sellers.	45
11.3	Survival Periods	46
11.4	Notice; Indemnity Claim Procedures.	46
11.5	Right of Set-Off	47
11.6	No Consequential or Incidental Damages	47

Article XII TAX MATTERS		48
12.1	Tax Liabilities and Benefits	48
12.2	Tax Indemnity	49
12.3	Tax Returns.	49
12.4	Cooperation	50
12.5	Tax Elections.	50

Article XIII TERMINATION		51
13.1	Right to Terminate Agreement	51
13.2	Effect of Termination	51
13.3	Purchaser’s Right to Specific Performance	52

Article XIV MISCELLANEOUS		52
14.1	Broker Fees	52
14.2	No Waiver	52
14.3	Entire Agreement; Written Modifications	52
14.4	Binding Effect; Assignment	53
14.5	No Third Party Beneficiaries	53
14.6	Notices	53
14.7	Cooperation	54
14.8	Headings; Gender	54
14.9	Schedules and Exhibits	54
14.10	Severability	54
14.11	Counterparts	54
14.12	Governing Law	55

14.13	Construction	55
14.14	Disputes	55
14.15	Joint and Several Obligation	55
14.16	General Rules of Construction	55
14.17	Sellers’ Representative.	56

EXHIBIT A		1

EXHIBIT B		1

EXHIBITS

Exhibit A	List of Sellers and Shares of Stock Owned
Exhibit B	Transferred Corporate Assets
Exhibit C	Definitions
Exhibit D	Acquired Corporate Assets
Exhibit E	First Promissory Note
Exhibit F	Security Agreement
Exhibit G	Second Promissory Note
Exhibit H	Escrow Agreement
Exhibit I	Opinion of Counsel to the Corporation and the Sellers
Exhibit J	Consulting Agreement
Exhibit K	[Intentionally Omitted]
Exhibit L	Example of Estimated Working Capital Statement

SCHEDULES

See Attached.

v

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made this 18th day of October, 2011 by and among Nevada Gold & Casinos, Inc., a Nevada corporation having an address at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027 (“Nevada Gold”), NG South Dakota, LLC, a South Dakota limited liability company and a wholly-owned subsidiary of Nevada Gold having an address at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027 (the “Purchaser”), A.G. Trucano, Son & Grandsons, Inc., a South Dakota corporation having an address at 155 Sherman Street, Deadwood, South Dakota 57732(the “Corporation”), and each of the stockholders of the Corporation listed in Exhibit A and signatories hereto (each a “Seller” and, collectively, the “Sellers”).

WITNESSETH:

WHEREAS, the Corporation is in the business (the “Business”) of operating a slot-machine route consisting of approximately 20 operator locations leased by the Corporation in Deadwood, South Dakota;

WHEREAS, the Sellers collectively own all of the issued and outstanding shares of capital stock of the Corporation set forth opposite each Sellers’ name in Exhibit A of this Agreement (collectively, the “Stock”); and

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all (but not less than all) of the Stock, subject to the terms and conditions set forth herein; and

WHEREAS, in connection with the transactions contemplated hereunder, the Corporation and the Sellers will make certain representations and warranties and undertake certain covenants and obligations as described in this Agreement; and

WHEREAS, the parties have agreed that, prior to the Closing (as defined herein), Sellers shall cause the Corporation to transfer and/or distribute certain assets which are not required or used in the operation of the Business, as set forth on Exhibit B attached hereto (the “Transferred Corporate Assets”).

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Definition of Certain Terms. Capitalized terms used and not defined in this Agreement shall have the meanings ascribed to such terms in Exhibit C hereto.

ARTICLE II

PURCHASE AND SALE

2.1         Sale and Purchase of Stock.  Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, on the Closing Date, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, all (but not less than all) of the Stock for the purchase price consideration set forth herein, free and clear of all pledges, claims, liens, security interests, charges or other encumbrances (collectively, “Liens”).

2.2         Acquired Corporate Assets.

    Sellers represent that all assets of the Business used in the ordinary course of Business operations will be owned by the Corporation as of the Closing, as more specifically identified and described in Exhibit “D”  hereto, (the “Acquired Corporate Assets”). Exhibit D also reflects the current liabilities of the Corporation as of the date hereof.

ARTICLE III

PURCHASE PRICE

3.1         Purchase Price.  As consideration for the sale, assignment, transfer, conveyance and delivery of the Stock by the Sellers to the Purchaser, and subject to the adjustments provided in Section 3.3, the Purchaser shall pay to the Sellers’ Representative (as defined in Section 14.7) the aggregate purchase price of $5,175,000 (the “Purchase Price”), as follows:

(a)           An earnest money deposit of $100,000 (the “Deposit”) shall be paid upon execution of this Agreement in cash to “Lawrence Title of Spearfish, South Dakota”, as escrow agent (the “Escrow Agent”) to hold and invest pursuant to the terms of the escrow agreement being executed and delivered concurrently herewith (the “Deposit Escrow Agreement”) among the Sellers’ Representative, the Purchaser and the Escrow Agent.  The Deposit, together with any and all interest earned thereon, shall be held and disbursed by the Escrow Agent in accordance with the terms of the Deposit Escrow Agreement and will be paid to the Purchaser, on the one hand, or the Sellers’ Representative, on the other hand, in accordance with the terms of the Deposit Escrow Agreement and this Section 3.1.  If the Closing occurs, the Deposit, together with any and all interest earned thereon, shall be payable to the Sellers’ Representative at Closing.  If the Closing does not occur, the Deposit, together with any and all interest earned thereon, shall be payable to (i) the Sellers’ Representative in the event the Purchaser fails to close the transactions hereunder and the Sellers are not in material breach of this Agreement or (ii) Purchaser in the event the Sellers are in material breach of this Agreement.

(b)           $3,150,000 (minus the principal amount of the Third Promissory Note issued to the Sellers’ Representative in accordance with Section 3.1(f) hereof) in immediately available funds (the “Cash Payment”) minus the Escrow Holdback (as defined in Section 3.2) to be paid by wire transfer to the account of the Sellers’ Representative in accordance with wire instructions to be provided by the Sellers’ Representative to the Purchaser at least 3 business days prior to the Closing;

(c)           plus $1,425,000 to be evidenced by and paid by the Purchaser in accordance with a promissory note issued by the Purchaser to the Sellers’ Representative in the original principal amount of $1,425,000, bearing interest at 6% per annum, in the form of Exhibit E hereto (the “First Promissory Note”), which First Promissory Note shall be secured by a first lien and security interest on the assets of the Corporation, including a pledge of the common stock acquired by Purchaser at Closing, pursuant to a security agreement from the Corporation in favor of the Sellers’ Representative in the form of Exhibit F hereto (the “Security Agreement”);

(d)           plus $400,000 to be evidenced by and paid by the Purchaser in accordance with a promissory note issued by the Purchaser to the Sellers’ Representative in the original principal amount of $400,000, without interest, in the form of Exhibit G hereto (the “Second Promissory Note”), which Second Promissory Note shall be secured by a first lien and security interest on the assets of the Corporation, including a pledge of the common stock acquired by Purchaser at Closing, pursuant to the Security Agreement;

(e)           plus the Consideration Shares (as defined in Section 3.4) issued by Nevada Gold to Michael Trucano, individually, which shall be subject to the terms and conditions set forth in the Share Repurchase Agreement (as defined in Section 4.2(p));

(f)           plus in the event that Nevada Gold does not have $3,150,000 of cash available to pay the Sellers’ Representative at Closing, Nevada Gold may elect to pay to the Sellers’ Representative the amount equal to the difference between $3,150,000 and the total amount of cash available to Nevada Gold at Closing (the “Shortfall Amount”), which Shortfall Amount shall be up to a maximum dollar amount of $500,000, to be evidenced by and paid by the Purchaser in accordance with a promissory note issued by the Purchaser to the Sellers’ Representative, bearing interest at 7% per annum, in substantially the form of the First Promissory Note attached as Exhibit E hereto (the “Third Promissory Note”), which Third Promissory Note shall be payable on the six (6) month anniversary following the date of issuance and shall be secured by a first lien and security interest on the assets of the Corporation, including a pledge of the common stock acquired by Purchaser at Closing, pursuant to the Security Agreement;

(g)           The Purchase Price is subject to adjustment pursuant to Sections 3.3, 10.7, 10.9 and 12.3(c) herein.

3.2         Escrow Holdback. The Sellers and the Purchaser agree that $325,000 of the Cash Payment portion of the Purchase Price, plus an amount of $200,000 of the Cash Payment portion of the Purchase Price solely in the event the Estimated Tax Payment is not made by Sellers on or prior to Closing (the “Escrow Holdback”) shall be remitted in cash at Closing to the Escrow Agent.  The Escrow Holdback shall be held and distributed by the Escrow Agent pursuant to the terms of an escrow agreement to be executed and delivered by the Escrow Agent, the Purchaser and the Sellers’ Representative at the Closing in the form of Exhibit H hereto (the “Escrow Agreement”).  The Escrow Holdback shall serve as an escrow fund for payment and satisfaction of (i) any amounts owed by the Sellers to the Purchaser pursuant to Section 3.3 hereof, (ii) Sellers’ indemnification obligations under Section 11.1 hereof, and (iii) the payment of any Tax Deficiency Amount and shall be held and applied in accordance with the terms of the Escrow Agreement. If no claims have been timely made by the Purchaser under the Escrow Agreement, all funds remaining in the Escrow Holdback on the nine (9) month anniversary of the Closing Date shall be delivered by the Escrow Agent to the Sellers’ Representative.

3.3         Purchase Price Adjustment.

(a)           Adjustment to Purchase Price.  For purposes of this Section 3.3:

(i)           the term “Net Working Capital” means (A) the aggregate amount of the “Current Assets” as reflected on the unaudited, management-prepared balance sheet of the Corporation, less (B) the aggregate amount of the “Current Liabilities” as reflected on the unaudited, management-prepared balance sheet of the Corporation.  Such Current Assets and Current Liabilities shall specifically exclude (i) any current and deferred income taxes assets and liabilities, and (ii) any amounts related to the Gaming Licenses (account 1071 Prepaid Slot Licenses and account 01075 Prepaid Device Fees as reflected on the unaudited, management-prepared balance sheet of the Corporation) and accounting thereof pursuant to Section 10.7 hereof;

(ii)          the term “Target Working Capital” means $0.

(b)           Estimated Working Capital. No later than 5 business days prior to the Closing Date, the Sellers’ Representative shall cause to be prepared and delivered to the Purchaser a statement (the “Estimated Working Capital Statement”) setting forth the Net Working Capital estimated as of the Closing Date (the “Estimated Working Capital”).  The Estimated Working Capital Statement shall be prepared on a basis consistent with the unaudited, management-prepared balance sheet of the Corporation.  If the Estimated Working Capital as reflected on the Estimated Working Capital Statement is (i) greater than the Target Working Capital, the Purchase Price payable at the Closing shall be increased by the amount of such excess, or (ii) less than the Target Working Capital, the Purchase Price payable at the Closing shall be reduced by the amount of such deficiency.  An example of the Estimated Working Capital Statement is attached as Exhibit “L” hereto.  The Purchase Price as initially adjusted as of the Closing Date based upon the Estimated Working Capital Statement is referred to hereinafter as the “Adjusted Initial Purchase Price”.

(c)           Post-Closing Working Capital Calculation. Within 45 days after the Closing Date, the Purchaser shall prepare, or cause to be prepared, at the Purchaser’s cost, and deliver to the Sellers’ Representative a statement (the “Actual Working Capital Statement”) which shall set forth an itemized calculation of the Current Assets, the Current Liabilities and the actual Net Working Capital (the “Actual Working Capital”) as of the Closing Date.  The Actual Working Capital Statement shall be prepared in accordance with GAAP and on a basis consistent with the Financial Statements.  The Sellers’ Representative shall have 30 days after its delivery to review the Actual Working Capital Statement and shall have reasonable access to the work papers of the Purchaser and its accountants used in preparing the Actual Working Capital Statement.  If the Sellers’ Representative objects to the Actual Working Capital Statement, the Sellers’ Representative shall inform the Purchaser in writing (an “Objection”), setting forth a specific and detailed description of the basis of the Objection and an Actual Working Capital Statement reflecting the adjustments to the amount of the Actual Working Capital which he believes should be made, which Objection must be delivered to Purchaser on or before the last day of such thirty 30 day period.  The Purchaser and the Sellers’ Representative shall then have 30 days to attempt in good faith to reach an agreement with respect to any disputed matters in respect of the Actual Working Capital.  In reviewing any Objection, the Purchaser and its agents and representatives shall have reasonable access to the work papers of Sellers’ Representative and its accountants.  If the Purchaser and the Sellers’ Representative are unable to resolve all of their disagreements with respect to the determination of the foregoing items within said thirty 30 day period, each shall submit its respective prepared Actual Working Capital Statement to the independent accounting firm of Casey Peterson & Associates, Ltd. (the “Audit Firm”).  The Audit Firm shall, acting as an expert and not as an arbitrator, determine in accordance with this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Actual Working Capital Statement requires adjustment.  The Purchaser and the Sellers’ Representative shall direct the Audit Firm to use all reasonable efforts to render its determination within 30 days after such submission.  The Audit Firm’s determination regarding any such adjustment shall be conclusive and binding upon the parties.  The Purchaser and the Sellers’ Representative shall make readily available to the Audit Firm all relevant books and records and any work papers (including those of the Parties’ respective accountants) relating to the Actual Working Capital Statement and all other items reasonably requested by the Audit Firm.  The fees and expenses of the Audit Firm shall be borne equally by the parties.  The “Final Working Capital Statement” shall be deemed to be (i) the Actual Working Capital Statement if no Objection is delivered by the Sellers’ Representative during the 30 day period specified above, or (ii) if an Objection is delivered the by Sellers’ Representative, the Actual Working Capital Statement, as adjusted by either (A) the agreement of the parties or (B) the Audit Firm.

(d)           Adjustment to Purchase Price.  If the Actual Working Capital as reflected on the Final Working Capital Statement is less than or greater than the Estimated Working Capital, then the net amount of the difference between such Actual Working Capital and the Estimated Working Capital, taking into account the initial adjustment to Purchase Price pursuant to Section 3.3(b) above, plus interest at the prime rate (as set forth in the “Money Rates” section of The Wall Street Journal) on such net amount from the Closing Date through the date of payment, shall be paid by the Purchaser or the Sellers’ Representative, as the case may be, to the other party within 10 days after the final determination of the Final Working Capital Statement.  The Purchaser and the Sellers agree that any payment made pursuant to this Section 3.3(d) shall be treated as a decrease or increase, as the case may be, of the Adjusted Initial Purchase Price.

3.4         Nevada Gold Common Stock.  At Closing, Nevada Gold shall issue to Michael Trucano, individually, a certificate representing a number of shares of Nevada Gold Common Stock equal to $100,000 divided by the Average Share Price (the “Consideration Shares”).  The certificate for the Consideration Shares to be issued to Michael Trucano (and to any permitted transferee of Michael Trucano who is the beneficial owner of the Consideration Shares) shall bear substantially the following legend:

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM.  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE REPURCHASE RIGHTS OF THE CORPORATION SET FORTH IN SECTION 3.5 OF THE STOCK PURCHASE AGREEMENT.”

3.5         Repurchase Rights.  At any time following the Closing through and including the second anniversary thereof, Nevada Gold shall have the right, exercised upon 30 days prior notice to Michael Trucano, to purchase the Consideration Shares from Michael Trucano (or any permitted transferee of Michael Trucano who is the beneficial owner of the Consideration Shares) for an aggregate purchase price of $125,000 (the “Share Repurchase Price”).  The closing of the purchase and sale of the Consideration Shares shall occur on the 30th day following receipt of such notice, at which closing Michael Trucano (or any permitted transferee of Michael Trucano who is the beneficial owner of the Consideration Shares) shall deliver the Consideration Shares to Nevada Gold, together with a stock power endorsed in blank, against receipt of the Share Purchase Price, payable in cash, certified check or by wire transfer in immediately available funds.  Any permitted transferee of the Consideration Shares Michael shall be required to deliver an opinion of counsel with respect to such transfer and acknowledge in writing the repurchase rights of Nevada Gold set forth in this Section 3.5 prior to the effectiveness of such transfer.

ARTICLE IV

CLOSING

4.1         Time and Place of Closing.  The closing (the “Closing”) of the sale and purchase of the Stock hereunder shall take place at the offices of Wolff & Samson PC located at One Boland Drive, West Orange, New Jersey 07052, on the business day following the date on which all conditions to each party’s obligation to close under this Agreement have been satisfied by the obligated party or otherwise waived by the party entitled to waive such condition, but in no event later than the close of business on December 31, 2011 or on such other date as may be agreed upon by the parties; provided, however, if the Purchaser, despite its commercially reasonable efforts, is unable to obtain its gaming license to operate the Business in the State of South Dakota on or before December 31, 2011, the closing shall occur on the earlier of the date such gaming license is obtained or March 1, 2012 (the “Closing Date”).  The Closing shall be deemed to be effective as of 11:59 pm on the Closing Date.

4.2         Closing Deliveries by Sellers.  On the Closing Date, the Sellers and the Corporation shall deliver, or cause to be delivered to the Purchaser, the following:

(a)          Originals of the stock certificates representing all of the shares of Stock owned beneficially or of record by Sellers, duly endorsed, or accompanied by stock powers duly executed in blank, and otherwise in form acceptable for transfer on the books of the Corporation and any other documents which may be requested by the Purchaser in order to transfer to the Purchaser good title to the Stock, free and clear of all Liens, with all requisite transfer tax or stamps, if any, attached or provided for and paid by the Sellers;

(b)          The Escrow Agreement duly executed by the Sellers’ Representative;

(c)          Resignations in favor of the Corporation, duly executed by each director and officer of the Corporation;

(d)          General releases duly executed by each of the Sellers in favor of the Corporation;

(e)          An opinion of counsel to the Sellers and the Corporation in the form of  Exhibit I hereto;

(f)           Evidence of repayment in full of any and all outstanding debts or loans from the Corporation to any of the Sellers or from any of the Sellers to the Corporation;

(g)          Evidence that any and all bonuses, fees, commissions or other payments to which any Seller or any officer, director, manager or employee of the Corporation are entitled (whether designated as salaries, bonuses, fees, severance payments or otherwise) as a result of the consummation of the transactions contemplated hereunder have been paid fully paid and discharged;

(h)          Consulting agreement with the Corporation duly executed by Michael Trucano in the form of Exhibit J hereto (the “Consulting Agreement”);

(i)           Evidence satisfactory to the Purchaser of termination of the shareholders or voting agreement, if any, among the Corporation and its stockholders;

(j)           Pay-off letters, releases, lien discharges and any other documents reasonably requested by the Purchaser evidencing the payment and satisfaction in full of, and terminations, discharges and releases of any and all Liens securing, any Indebtedness of the Corporation (other than Permitted Indebtedness) existing as of the Closing Date;

(k)          A closing certificate signed by the Sellers and an officer of the Corporation certifying that all of the representations and warranties of the Sellers and the Corporation hereunder and under all other agreements, instruments, certificates and documents required to be executed and delivered by the Sellers and the Corporation at the Closing pursuant to the terms hereof (collectively, “Ancillary Documents”), remain true and correct as of the Closing Date, and that all of the covenants and agreements required to be performed by the Sellers or the Corporation hereunder or under any Ancillary Document on or prior to the Closing have been performed or satisfied (except for any breach or non-performance which has been waived in writing by the Purchaser, which may be granted or withheld in its sole discretion);

(l)           A good standing certificate for the Corporation dated not more than ten (10) days prior to the Closing Date and issued by the appropriate state public office in each jurisdiction in which such entity is incorporated and in which it is qualified to do business as a foreign entity, stating that such entity is validly existing and in good standing under the laws of such jurisdictions;

(m)         All consents, waivers, clearances, approvals, filings, notices and other authorizations (collectively, the “Consents”) required to be filed with, or obtained from, any third party, including any federal, state, local or other governmental body or agency, department, commission, bureau, board, council, court, magistrate, panel or instrumentality of the United States, any political subdivision thereof or any state or local governmental body or authority (each a “Governmental Authority”) which (i) are required to be obtained by the Sellers or the Corporation in order to consummate the transactions contemplated hereunder, and/or (ii) the Purchaser may require to be obtained by  the Sellers or the Corporation prior to the Closing in connection with any Contracts which contain a prohibition against any change of control or any other similar restriction or otherwise gives the other party thereto the right to terminate the Contract or to require the payment of monies by the Corporation as a result of the transactions contemplated herein, including without limitation, those Consents which are set forth in Schedule 5.5;

(n)          A subordination and intercreditor agreement among the Sellers’ Representative, the Purchaser and the Purchaser’s lender in form and substance reasonably satisfactory to the parties duly executed by the Sellers’ Representative;

(o)          A renewal of the lease agreement between the Corporation and the Super 8 Motel  located at 196 Cliff Street, Deadwood, South Dakota 57732 with respect to the operations at such location, for a term not less than four (4) years;

(p)          Evidence of the transfer of all of the Corporation’s right, title and interest in and to the real property (including the land and buildings related or attached thereto) owned by the Corporation (the “Transferred Real Property”) to transferee (the “Transferee”), on terms and conditions reasonably satisfactory to the Purchaser, together with (i) any other documents reasonably requested by the Purchaser terminating, discharging and releasing any and all Liens on the Corporation or its assets or properties relating to such Transferred Real Property and (ii) a General Release from the Transferee in favor of the Corporation;

(q)          A lease agreement between the Corporation and the Transferee with respect to a lease of the Transferred Real Property, on terms and conditions reasonably satisfactory to the Purchaser, duly executed by the Corporation and the Transferee;

(r)           A lease agreement between the Corporation and an Affiliate of Michael Trucano for the Operations Center located at 153–157 Sherman Street, Deadwood, South Dakota 57732, on terms and conditions reasonably satisfactory to the Purchaser, duly executed by the Corporation and such Affiliate;

(s)           Evidence of the transfer of all rights, title and interest in and to the split-dollar insurance policy (the “Life Insurance Policy”) on the life of Michael Trucano and currently owned by the Corporation;

(t)           All Acquired Corporate Assets, whether or not proprietary or confidential, which are in the possession or control of the Sellers, including without limitation, automobiles, computers and related equipment, and financial information and other books and records (in any form or medium) of the Corporation; and

(u)          All other documents, instruments and writings which are required to be delivered by the Sellers or the Corporation at or prior to the Closing pursuant to this Agreement or any Ancillary Document.

4.3         Closing Deliveries by Purchaser.  On the Closing Date, the Purchaser shall deliver, or shall cause to be delivered to the Sellers’ Representative, the following:

(a)          The Cash Payment less the Deposit, together with all accrued interest thereon (which Deposit shall be applied against the Purchase Price and credited to the Purchaser at Closing) in accordance with Section 3.1, less the amount of payments, if any, to be made to certain creditors of the Corporation in accordance with written instructions to be provided by the Sellers’ Representative to the Purchaser at least five (5) business days prior to the Closing Date;

(b)          The Promissory Notes duly executed by the Purchaser;

(c)          Certificates representing the Consideration Shares issued in favor of Michael Trucano, individually;

(d)          The Security Agreement duly executed by the Corporation;

(e)          The Escrow Agreement duly executed by the Purchaser and the Escrow Agent;

(f)           A closing certificate signed by the Purchaser certifying that all of its representations and warranties hereunder and under the Ancillary Documents remain true and correct as of the Closing Date and that all of the covenants and agreements required to be performed by it hereunder or under any Ancillary Document on or prior to the Closing have been performed or satisfied (except for any breach or non-performance which has been waived in writing by the Sellers, which may be granted or withheld in their sole discretion);

(g)          All Consents which are required to be obtained by the Purchaser in order to consummate any of the transactions contemplated hereunder;

(h)          The Consulting Agreement duly executed by the Corporation;

(i)           The Intercreditor Agreement duly executed by the Purchaser and its lender; and

(j)           All other documents, instruments and writings which are required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or any Ancillary Document.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS AND CORPORATION

As of the date of this Agreement, and continuing through and including the Closing Date, the Corporation and the Sellers hereby jointly and severally make the following representations and warranties to the Purchaser:

5.1         Organization and Qualification.  The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota, with full power and authority to own its assets and properties and to carry on its business as now conducted.  The Corporation is duly qualified or licensed and is in good standing as a foreign corporation in the jurisdictions set forth in Schedule 5.1, which are the only jurisdictions wherein the nature of the business conducted, or the assets and properties owned, leased or operated, by the Corporation requires it to be so qualified or licensed under applicable Legal Requirements.

5.2         Capitalization; Corporate Matters.

(a)           Capitalization.  The total authorized capital stock of the Corporation is set forth in Schedule 5.2.  Except as set forth in Schedule 5.2, as of the Closing Date the Corporation will have no Subsidiaries or Affiliates or investments or ownership interests in any other corporation, joint venture, partnership, limited liability company or other entity.  Except for the Stock, no other shares or securities of the Corporation are issued or outstanding.  Except as set forth in Schedule 5.2, and except for this Agreement, there are no outstanding subscriptions, options, warrants, rights, calls, contracts, commitments, understandings or agreements to purchase or otherwise acquire, or relating to the issuance of, any shares or other securities of the Corporation, including without limitation, any rights of conversion or exchange under any outstanding securities or other instruments.

(b)           Capital Transactions.  Schedule 5.2 contains a complete and accurate list and description of all prior (i) issuance of shares of stock or other securities or equity interests in the Corporation and all prior repurchases, redemptions or exchanges with respect to or affecting the same, (ii) changes in the jurisdiction of incorporation, mergers or consolidations, acquisitions of the business (whether by purchase of stock or other equity or assets) or substantially all the assets of any third party, and any other business combinations, involving the Corporation (or its predecessor), and (iii) dissolutions, liquidations, winding-up or other similar transactions relating to any former Subsidiary or Affiliate of the Corporation (the foregoing transactions being referred to herein as “Capital Transactions”).  All Capital Transactions have been consummated in accordance with all applicable federal, state or local law, statute, legislation, ordinance, code, rule, regulation, decree, award, order, permit, franchise, consent or authorization of, any Governmental Authority (collectively, “Legal Requirements”), including all securities laws and regulations, and any preemptive, anti-dilution and other similar rights and any contractual restrictions. Except as set forth in Schedule 5.2, no bonds, debentures, notes or other indebtedness having the right to vote under any circumstances (or convertible into securities having such right to vote) of the Corporation are issued and outstanding.  There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any individual or entity is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Corporation.  Except as set forth in Schedule 5.2, there are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Corporation or any Seller is a party or by which the Corporation or any Seller is bound with respect to the voting of any shares of capital stock of the Corporation.

(c)           Corporate Documents.  True and complete copies of the articles of incorporation, bylaws, shareholder agreements and all other constituent or organizational documents, minute books and stock books and ledgers of the Corporation have been made available by the Sellers and the Corporation to the Purchaser prior to the date hereof.

5.3         Title to Stock.  Each Seller is, and shall be immediately prior to the Closing, the sole, lawful record and beneficial owner of the Stock owned by such Seller, having good and marketable title thereto, free and clear of all Liens, whether arising under or imposed by applicable Legal Requirements of any jurisdiction, by contract or otherwise, including, without limitation, any agreements, subscriptions, options, warrants, calls, commitments or rights of any character granting to any party any interest or right to acquire from such Seller at any time, or upon the happening of any stated event, any Stock owned by such Seller.  All of the Stock has been duly authorized and validly issued and is fully paid and non-assessable.  Upon delivery of the certificates representing the Stock by the Sellers to the Purchaser duly endorsed or with duly executed stock powers attached, the Purchaser shall acquire all legal and valid title to the Stock, free and clear of all Liens.

5.4         Authority; Enforceability.

(a)           This Agreement and the Ancillary Documents to which any of the Sellers or the Corporation is a party have been, or will be at Closing, duly executed and delivered by such Sellers and the Corporation.  Each Seller and the Corporation has all requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which such Seller or the Corporation is a party and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance by the Corporation of this Agreement and the Ancillary Documents to which the Corporation is a party, and the consummation of the transactions contemplated herein and therein by the Corporation have been duly authorized by the Corporation’s board of directors or other governing body having necessary power and authority, and no other action is required for such authorization by any Legal Requirement or under the articles of incorporation or bylaws or other constituent or organizational document of the Corporation.  Patricia Burns is a Seller and the owner of a life estate in 30% of the Stock and has the power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which such Seller or the Corporation is a party and to consummate the transactions contemplated herein and therein.

(b)           This Agreement and the Ancillary Documents to which any of the Sellers, the Trustee or the Corporation is a party constitute, or will constitute at Closing, the legal, valid and binding obligation of, and are enforceable against, such Seller, Trustee or the Corporation in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

5.5         No Violations; Consents.

(a)           Except as set forth in Schedule 5.5, the authorization, execution, delivery and performance of this Agreement and the Ancillary Documents to which any of the Sellers or the Corporation is a party and the consummation of the transactions contemplated herein and therein by the Sellers and the Corporation do not, and will not, with or without the giving of notice or passage of time or both:

(i)           violate, conflict with or result in the breach of any term or provision of, or require any notice, filing or consent under (A) the articles of incorporation or bylaws or other constituent or organizational document of the Corporation; (B) any Legal Requirement applicable to any Seller or the Corporation; or (C) any judgment, decree, writ, injunction, order or award of any Governmental Authority binding upon any Seller or the Corporation or any of their respective properties or assets;

(ii)          violate, conflict with or result in the breach of any term or provision of, or require any notice or consent under, any loan agreement, mortgage, indenture, trust, financing agreement, lease or any other agreement to which any Seller or the Corporation is a party or by which any of their respective properties or assets are bound; or

(iii)         result in any Lien on any of the properties or assets of the Corporation or any Seller (including the Stock).

(b)           Except as set forth in Schedule 5.5, no Consent of any Governmental Authority is required to be obtained or made by the Corporation or any Seller in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Document, including the sale and transfer of the Stock.

5.6         Financial Statements.

(a)           The Sellers and the Corporation have furnished the Purchaser with (a) the reviewed balance sheet of the Corporation as of December 31, 2009 and as of December 31, 2010, and the related statements of income, cash flows, and shareholders’ equity of the Corporation, including the notes thereto, as reported on by Ketel Thorstenson, LLP, its independent accountants (collectively, the “Reviewed Financial Statements”); and (b) the unaudited, management-prepared balance sheet of the Corporation as of August 31, 2011 (the “Unaudited Balance Sheet Date”), and the related unaudited, management-prepared statements of income of the Corporation for the eight-month period then ended (collectively, the “Unaudited Financial Statements“ and, together with the Reviewed Financial Statements, and any other similar financial statements or information relating to the Corporation furnished to the Purchaser by the Sellers or the Corporation or their agents or representatives at any time, the “Financial Statements”).

(b)           All of the Financial Statements have been prepared from the books and records of the Corporation regularly maintained by management and used to prepare the financial statements of the Corporation in accordance with the principles stated therein.  The Reviewed Financial Statements have been prepared in accordance with GAAP, consistently applied for all relevant periods (except as otherwise expressly set forth therein).  All of the Financial Statements present fairly the financial position, results of operations, income, cash flows and changes in stockholder’s equity for the Corporation on the dates and for the periods then ended, except that the Unaudited Financial Statements have been prepared on a non-GAAP basis, do not contain notes, statements of cash flows or shareholders’ equity and are subject to normal year-end adjustments. The Corporation has maintained its books and records in a manner sufficient to permit the preparation of all of the Financial Statements in accordance with GAAP.

5.7         Absence of Undisclosed Liabilities.  Except as set forth in Schedule 5.7, the Corporation does not have any and is not subject to any Indebtedness, debts, obligations, guarantees of the obligations of other parties or other liabilities (whether known or unknown, fixed, absolute or contingent, liquidated or unliquidated, or due or become due) except:

(a)           those which are reflected, disclosed or reserved against on the balance sheets included as part of the Financial Statements and not heretofore paid or discharged;

(b)           those specifically disclosed in this Agreement, including the Schedules hereto; and

(c)           those incurred or entered into subsequent to the Unaudited Balance Sheet Date in the ordinary course of business and otherwise not in breach of, or inconsistent with,  the terms of this Agreement.

5.8         Accounts and Notes Receivable.

(a)           All accounts receivable, including negative check out receivables of the Corporation, as of the Unaudited Balance Sheet Date, and all accounts receivable of the Corporation, including negative check out receivables of the Corporation, as of the Closing Date, as well as any unbilled invoices for goods or products sold or work or services rendered as of such date (collectively, the “Accounts Receivable”), have arisen or will have arisen only in the ordinary course of business and represent or will represent valid and binding obligations of the account debtors thereon.  All Accounts Receivable are or will be due to the Corporation and collectible in due course after the Closing Date except as provided in the reserves for write-offs and uncollectible or doubtful Accounts Receivable reflected in the Financial Statements or the Estimated Closing Balance Sheet.  All such reserves set forth in the Financial Statements or the Estimated Closing Balance Sheet have been established consistent with past customs and practices of the Corporation, in accordance with GAAP, and are reasonable and adequate, in light of the Corporation’s  past experiences to reflect the risk of non-collections in respect of the Business.

(b)           All Accounts Receivable (i) arose from bona fide sales transactions or work or services rendered, and are payable on ordinary trade terms consistent with past practices of the Corporation, (ii) are legal, valid and binding obligations of the respective account debtors enforceable in accordance with their terms, (iii) are not subject to any right of defenses, set off, claim or counterclaim in favor of the account debtor thereon, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale or return basis or subject to any other repurchase or return arrangement, and (v) are not the subject of any Claims brought by or on behalf of, or against, the Corporation.

(c)           Schedule 5.8 sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of the Accounts Receivable.  All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to create and maintain for the Corporation a perfected security interest in the related collateral, have been taken.

(d)           The Corporation will have transferred to the Sellers’ Representative certain notes receivable arising out of past business conducted by the Corporation, and which shall not be included among the Acquired Corporate Assets at Closing. Notwithstanding the fact that the notes receivable are not assets of the Corporation to be transferred to the Purchaser, the Purchaser agrees that the Purchaser will use its best efforts to collect such notes receivable on behalf of the Sellers’ Representative on a weekly basis using existing software of the Corporation for such purposes. The Purchaser shall remit all sums collected on any note receivable to the Sellers’ Representative on a monthly basis.  The Purchaser shall have no liability beyond using its best efforts to assist in the collection of such notes receivable based on the prior practice and procedures in place designed to facilitate collection thereof.

5.9         Absence of Certain Changes or Events.  Except as provided in Schedule 5.9, since the Unaudited Balance Sheet Date, the Corporation has not:

(a)            incurred any obligation or liability except trade or business obligations or liabilities incurred in the ordinary course of business consistent with past practices;

(b)           discharged or satisfied any Lien on any of its assets or properties or paid any liability or obligation other than in the ordinary course of business consistent with past practices or failed to pay or discharge when due any liabilities or obligations;

(c)           created, incurred, assumed or guaranteed any Indebtedness, made any investment in or advance or loan to any person or entity, or mortgaged, pledged or subjected any of its assets or properties (whether tangible or intangible) to any conditional sales contract or any other Liens of any nature;

(d)           sold or committed to sell or assigned, transferred or leased or subleased any of its assets or properties other than the sale of goods or products in the ordinary course of business consistent with past practices;

(e)           cancelled, compromised, modified or waived any debt or claim owing to it, including any Account Receivable;

(f)            made, suffered, or received notice of, any modification, amendment, restatement, substitution, termination or cancellation of any agreement, contract, commitment, lease or plan to which it is a party or by which it or any of its assets or properties is bound or waived or released any of its rights or interests, whether or not in the ordinary course of business;

(g)           transferred or granted to a third party any rights or interests under or with respect to any Intellectual Property;

(h)           suffered any damage, destruction or loss (whether or not covered by insurance) of any property, whether owned or leased;

(i)            suffered any strikes or labor difficulties or made any commitment or incurred any liability to any labor organizations;

(j)            issued or sold any of its capital stock or any other securities or granted any options, warrants or other rights to subscribe therefor, or entered into any other commitments for the sale or purchase of any of its capital stock or other securities;

(k)           made or committed to make any purchase or acquisition of any assets or properties or any single capital expenditure (other than those made in the ordinary course of business consistent with past practices);

(l)            established or adopted any employee benefit plan (including, without limitation, any Employee Benefit Plan of the Corporation or any ERISA Affiliate within the meaning of Section 5.21 hereof), or made or granted any increase with respect to any wages, bonuses, salaries, commissions, fringe benefits or other compensation or remuneration payable to any of its employees other than increases in the ordinary course of business consistent with past practices, and in the case of directors, officers or other senior management employees, any increase in salaries, fringe benefits or other compensation or remuneration or payment of any bonus;

(m)           changed any of the methods of accounting or accounting practices or classification of assets or liabilities, or failed to maintain its books of account in the ordinary course consistent with past practices and in accordance with GAAP;

(n)           made any material change in its practices, operations or policies with respect to the methods of selling goods or services, other methods for accounting for sales,  the realization of revenue, the conduct of accounts receivable collection or accounts payable payment activities or the maintenance of inventory or supply levels;

(o)           terminated, discharged or received any written notice regarding the resignation, discharge or termination of any director, officer or employee;

(p)           declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or other securities or purchased or redeemed, directly or indirectly, any shares of its capital stock or other securities, or split up, combined, reclassified or otherwise reacquired any of its capital stock or other securities;

(q)           merged or consolidated with or into any other entity or initiated or participated in negotiations with any person or entity with respect to any of the foregoing;

(r)            implemented or adopted any change in its tax methods, principles or elections; or

(s)           experienced any Material Adverse Effect.

5.10       Assets; Leases; Locations; Names.

(a)           Real Property.  Schedule 5.10 contains a complete and correct list of all leases, subleases, licenses or agreements granting occupancy rights for real property to which the Corporation is a party or is otherwise bound. The Corporation enjoys and is in peaceful and undisturbed possession under each real property lease under which it is a lessee or sublessee.  Each of the leases listed in Schedule 5.10, true, complete and correct copies of which have been provided by the Sellers and/or the Corporation to the Purchaser, is the valid and binding obligation of the Corporation and the lessor thereunder, and neither the Corporation nor any other party thereto is in breach or default of any obligation thereunder and no event has occurred, and no condition, state of facts or circumstance exists which, with the passage of time or the giving of notice or both, constitutes or would constitute a breach or default thereunder.  Schedule 5.10 contains a complete and correct list of all existing security deposits made by or on behalf of the Corporation under any real property lease.

(b)           Personal Property.  The Corporation has good, marketable and valid title to all of its personal properties (other than properties held under lease), including all of the properties and assets reflected on the Financial Statements and all properties and assets acquired after the Unaudited Balance Sheet Date (except properties and assets sold subsequent thereto in the ordinary course of business consistent with past practices), free and clear of all Liens.  Schedule 5.10 contains a complete and correct list of all leases for personal property to which the Corporation is a party or is bound (including capital leases) (collectively, the “Personal Property Leases”), true, complete and correct copies of which have been provided by the Sellers and/or the Corporation to the Purchaser.  Each Personal Property Lease is the valid and binding obligation of the Corporation and the lessor thereunder, and neither the Corporation nor any other party thereto is in breach or default thereunder, and no event has occurred, and no condition, state of facts or circumstances exist which, with the passage of time or the giving of notice or both, constitutes or would constitute a breach or default thereunder.

(c)           Business Locations; Names.  Schedule 5.10 lists the chief executive office of the Corporation and contains a complete and correct list of (i) each other location at which the Corporation conducts (or has, in the preceding five years, conducted) business or at which the Corporation’s property or records are (or have, in the preceding five years, been) located, and (ii)  all corporate, business, fictitious, alternate or trade names under which the Corporation or its predecessors, if any, conducts business or had conducted business within the preceding five years.  The Corporation is duly authorized to use all such names in each jurisdiction in which it conducts business and is otherwise in compliance with all Legal Requirements applicable to the use of all such names.

5.11       Tangible Assets; Inventory; Books and Records.

(a)           Tangible Assets.  Schedule 5.11 lists all fixtures, automobiles, trucks, other vehicles, office furniture, equipment, machinery, computers, systems, hardware, models, testing devices, measurement devices, samples, tools, Inventory (as defined in subsection (b) below) and other items of tangible personal property (collectively, the “Tangible Personal Property”) owned, leased or used by the Corporation.  Each item of the Tangible Personal Property has been properly maintained and is in good operating condition and repair (subject to normal wear and routine required maintenance) and is useable in the regular and ordinary course of its business, except for slot machine spare parts held solely for the purpose of repair.  The Corporation is in possession of, and has good title to, or valid leasehold interests in or valid rights under applicable contracts to use, all of the Tangible Personal Property, and the use and operation thereof by the Corporation complies with all applicable Legal Requirements.

(b)           Inventory.  All of the Corporation’s finished goods, work-in-process and supplies, packaging materials, parts and labels, including items that are held in warehouses and other facilities and items in transit (collectively, the “Inventory”) consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practices.  None of the Inventory is subject to any Liens or held by or sold to any third party on consignment.  All Inventory and the sale thereof conform to and comply with, and have conformed to and complied with, all applicable industry standards and Legal Requirements.

(c)           Books and Records.  All Books and Records of the Corporation are recorded, stored, and maintained under the exclusive ownership and direct control of the Corporation.  The Corporation has preserved and maintained all Books and Records for a minimum number of years required by applicable Legal Requirements, and all such Books and Records will be delivered to or made available to the Purchaser upon Closing.  All Books and Records of the Corporation have been maintained accurately and completely and in accordance with good business practices and applicable Legal Requirements and all regulatory and accounting standards and requirements, reflect only bona fide and genuine transactions, and accurately reflect the true, complete and accurate basis for the Corporation’s financial position and results of operations. The Corporation maintains a system of internal accounting controls adequate to ensure that the Corporation maintains no off the books accounts and that the Corporation’s assets are used only in accordance with the Corporation’s management directives and established policies and procedures.

5.12       Tax Matters.

(a)           Tax Law Compliance.  The Corporation has filed or will file or cause to be filed, at Sellers sole cost and expense, and within the period prescribed by Legal Requirements, all Tax Returns required to be filed by it for all taxable periods ending on or prior to the Closing Date.  No penalties, fees or other charges are or will become due with respect to the late filing of any Tax Return required to be filed by the Corporation on or before the Closing Date.  To the knowledge of Sellers and the Corporation, all information contained in each such Tax Return is accurate, complete and correct.  Such Tax Returns shall include, without limitation, any IRS Form 5500s for any Employee Benefit Plan of the Corporation or any ERISA Affiliate.

(b)           Tax Payments.  All Taxes relating to the Corporation due on or before the Closing Date in respect of any taxable period prior thereto (whether or not such Taxes were shown or required to be shown on a Tax Return), have been or will as of the Closing Date be fully paid, except in cases in which the Taxes due are being contested in good faith and adequate reserves in respect of such Taxes have been made or accrued on its books and records and reflected in the Financial Statements. To the knowledge of Sellers and/or the Corporation, the charges, accruals and reserves for Taxes not yet due relating to the Corporation for any taxable period ending on or prior to the Closing Date as reflected in the Financial Statements are and will be fully adequate to cover all such Taxes.

(c)           Tax Liens.  There are no Liens for Taxes that have been imposed on any property or assets of the Corporation, nor have any deficiencies for any Tax liability of the Corporation been asserted or assessed, or to the knowledge of the Sellers and/or the Corporation, threatened, proposed or contemplated.

(d)           Tax Returns; Waivers and Extensions. With respect to all Tax Returns: (i) there is no Claim pending or in progress, or to the knowledge of the Sellers and/or the Corporation, threatened, proposed or contemplated, regarding any Taxes relating to the Corporation or any tax group of which it is now or was formerly a member, for any taxable period ending on or prior to the Closing Date; and (ii) no extension of time is in effect with respect to any date on which any Tax Return for any such Tax period was or is to be filed.  The Corporation has not waived any statute of limitations with respect to any Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency, except for such waivers or extensions which, by their terms, have elapsed as of the date hereof, nor are any requests for such waivers or extensions pending.  The Corporation is not a party to any action by any taxing authority and there is no pending or threatened action by any taxing authority.

(e)           Tax Audits or Deficiencies.  Except as set forth in Schedule 5.12, there are no pending audits of any Tax Returns.  With respect to any such pending audits, Schedule 5.12 accurately sets forth the amounts of any deficiencies and additions to tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and the amounts of any payments made or to be made by the Corporation with respect thereto.  Each such Tax Return for which the audit has not been completed reflects accurately the amount of liability for Taxes thereunder and makes all disclosures required by all applicable Legal Requirements.  The Sellers and the Corporation have provided or made available to the Purchaser a true, correct and complete copy of each Tax Return, examination report, statement of deficiency, or any other administrative or judicial assertion, assessment or determination of Tax liability with respect to the Corporation.

(f)           Tax Jurisdictions. Schedule 5.12 sets forth an accurate and complete list of all states or other jurisdictions in which the Corporation has filed in the past or currently files Tax Returns.  The Corporation is neither required to file any Tax Returns, nor subject to pay any Taxes, in any state or jurisdiction other than those listed on Schedule 5.12.  No Claim has been made, nor is any such Claim proposed or threatened, against the Corporation by any Tax authority in any jurisdiction asserting that the Corporation is or may be subject to Taxes of such jurisdiction or is otherwise required to file a Tax Return in such jurisdiction.

(g)           Tax Method; Elections.  The Corporation has employed a permissible method of Tax accounting, validly elected for each taxable period ending on or prior to the Closing Date.  The Corporation has not changed, or requested to be permitted to change, any method of Tax accounting. The Corporation has not agreed to, and it is not required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.  No Governmental Authority has proposed any such adjustment or change in accounting method with respect to the Corporation. All tax elections that are in effect with respect to Taxes affecting the Corporation as of the date hereof have been made on Tax Returns filed by it.  The Corporation is not and has never been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.  Except as specifically required by this Agreement, no Tax election for federal income tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033 or 4977 of the Code relating to the Corporation or any of its assets is currently in effect.

(h)           Tax Losses.    There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Corporation under Sections 269, 382, 383, 384 or 1502 of the Code and the treasury regulations thereunder.

(i)           Tax Collections.  All Taxes that the Corporation is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate Governmental Authorities to the extent due and payable in accordance with all Legal Requirements.  No person has executed or entered into a closing agreement pursuant to Section 7121 of the Code (or any comparable provision of state, local or foreign law) that is currently in force and determines the Tax liabilities of the Corporation.

(j)           Tax Sharing.  There are no Tax sharing agreements, Tax indemnity agreement or tax allocation agreements to which the Corporation is now or ever has been a party.  No power of attorney is currently in effect, and no Tax ruling has been requested of any Governmental Authority, with respect to any Tax matter relating to the Corporation.  The Corporation is not a party to or otherwise bound by any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.  The Corporation (i) is not and has never been part of an affiliated group filing consolidated federal income Tax Returns, and (ii) has no liability for the Taxes of any other person under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  No property owned by the Corporation is property that the Corporation is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code.

(k)           Foreign Tax.  Neither the Corporation nor any Seller is a foreign person within the meaning of Section 1445 of the Code.  The Corporation does not have a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country.   The Corporation does not own any right or interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

(l)           Taxes Relating to the Transaction.  The Corporation will not be subject to the built-in gains tax under Section 1374 of the Code (or any corresponding provision of state or local Law) as a result of the transactions contemplated hereunder.  There is no contract, agreement, plan or arrangement of the Corporation covering any person that, individually or collectively, as a consequence of the transactions contemplated hereunder could give rise to the payment of any amount that would not be deductible by the Purchaser or the Corporation by reason of Section 280G of the Code, or which may be subject to excise tax under Section 409A or Section 4999 of the Code.  During the two (2) years immediately preceding the Closing Date, the Corporation has not engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.  The Corporation does not own any right or interest in real property that may subject it or the Purchaser to a transfer or gains Tax as a result of the transactions contemplated hereunder.  The Corporation has not been a “distributing corporation” or a “controlled corporation” at any time within the last six (6) years, as such terms are used in Section 355 of the Code.

5.13       Employment Agreements; Related Parties.

(a)           Employment Agreements.  Except as disclosed in Schedule 5.13, there are no oral or written employment contracts or arrangements with any officers, directors or employees of the Corporation, or any contracts or arrangements with any third party acting as an independent agent or contractor performing services in the ordinary course of the Business on behalf of the Corporation, including any independent sale representative or agent (but excluding outside attorneys, accountants or other similar professionals)  (each an “Independent Contractor”).  Schedule 5.13 contains a complete and correct list of the name, position and present rate of compensation or remuneration, direct and indirect, including any bonuses (other than benefits available to employees generally) of (i) each director and officer, (ii) each employee of the Corporation whose annual remuneration from all sources during the preceding full fiscal year of the Corporation exceeded $20,000, and (iii) each Independent Contractor.

(b)           Related Party Transactions.  Schedule 5.13 contains a complete and correct list of all transactions, agreements and other arrangements (including, without limitation, all employment agreements, consulting agreements, personal or real property leases, debts, loans, advances or other liabilities or obligations, guarantees, indemnities, accounts and notes payable or receivable and service agreements) between the Corporation and any of its past or current shareholders, owners, partners, members, directors, officers, managers or employees, or any Affiliate or relative of any such person (collectively, “Related Parties”), which constitute a present or future liability or obligation of any Related Party to the Corporation or of the Corporation to any such Related Party, excluding any current salaries, bonuses, wages, benefits and other compensation and reimbursement of expenses incurred or accrued in the ordinary course of business.

5.14       Intellectual Property.

(a)           To the best knowledge of the Sellers and the Corporation, the Corporation owns all right, title and interest to (including, without limitation, the exclusive right to use and license the same), or has the right to use pursuant to a valid license, all Intellectual Property used in or necessary for the operation of the Business as presently conducted, free and clear of any Liens and without obligation to pay any royalty or other fees with respect thereto.  All of the Intellectual Property is disclosed in Section 5.14 and constitutes all of the intellectual property necessary for operation of the Business as presently conducted without liability to third parties for infringement or violation of any intellectual property rights of third parties.  Except as disclosed in Schedule 5.14 no item constituting part of the Intellectual Property has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or any other government entities, domestic or foreign, or a duly accredited and appropriate domain name registrar.  Schedule 5.14 describes all material license agreements for Intellectual Property that is used under license in the Business; and no written notice of any default has been received by the Corporation under any such license which remains uncured.  Each such license agreement is a legal, valid and binding obligation of the Corporation and, to the knowledge of the Corporation; each of the other parties thereto, enforceable in accordance with the terms thereof.

(b)           Except as disclosed in Schedule 5.14, (i) there have been no pending or, to the knowledge of Seller, threatened proceedings or litigation or other claims made against the Corporation asserting the invalidity, misuse or unenforceability of any of such Intellectual Property, (ii) the Corporation has not received any written notices that the conduct of the Business has infringed, misappropriated or conflicted with, or infringes, misappropriates or conflicts with, any intellectual property of other persons or entities, (iii) to the knowledge of the Corporation, the Intellectual Property owned by or licensed to the Corporation has not been infringed, misappropriated or conflicted by other persons or entities, and (iv) none of the Intellectual Property owned by or licensed to the Corporation is subject to any outstanding order, decree, judgment, stipulation or agreement to which the Corporation is a party or bound restricting the scope or use thereof by the Corporation.

(c)           To the best knowledge of the Sellers and the Corporation has the legal right to use all third-party Software that is material to the conduct of the Business, and all such third-party Software is being used by Seller in compliance, in all respects, with any applicable licenses.

5.15       Litigation.  There are no Claims pending or, to the Sellers’ and the Corporation’s knowledge, threatened against, the Corporation or any Seller, and to the knowledge of the Corporation and the Sellers, there are no occurrences, state of facts, events or circumstances that would give rise to any such Claims, and (b) no Seller or the Corporation is a party to, bound by, or subject to the provisions of, any Order.   No Seller or the Corporation is engaged in or a party to, or to the Sellers’ and the Corporation’s knowledge, threatened with, any Claim, which, if adversely determined, would result in a Material Adverse Effect with respect to the Sellers or the Corporation.

5.16       Insurance.  Schedule 5.16 contains a complete and correct list of all insurance policies or binders of insurance, including, without limitation, insurance arranged by owners, contractors, subcontractor or others for the benefit of the Corporation, presently or at any time during the past three years previously owned or maintained by or on behalf of the Corporation (the “Insurance Policies”).  All of the Insurance Policies marked as “Current” in Schedule 5.16 are in full force and effect and are valid, outstanding and enforceable policies, and the Sellers and the Corporation have not received any notice or otherwise have knowledge of the intention of any carrier to terminate, not to renew, materially increase any premium or materially change any coverage under any of the Insurance Policies.  All fees, premiums and other amounts due under the Insurance Policies on or before the Closing Date have been or shall be fully paid by the Corporation on or prior to the Closing Date, and there are no provisions for retroactive or retrospective premium adjustments with respect to any Insurance Policy except for insurance policies normally subject to audit and adjustment at the conclusion of the policy term.  The Corporation has not been denied insurance coverage at any time.  The current insurance coverage for the Corporation is customary and adequate for businesses of similar size and engaged in similar line of business and is sufficient to comply with any minimum insurance requirements set forth in any agreement binding upon the Corporation or under any applicable Legal Requirements.  Schedule 5.16 contains a complete and correct list and description in reasonable detail of all claims asserted within the last six years under any Insurance Policy.  Except as set forth in Schedule 5.16, there are no pending insurance claims filed by or involving the Corporation, and no state of facts, conditions, events or circumstances exist with respect to which the Corporation expects to file, or be involved in, any such claim.

5.17       Compliance with Laws; Permits.

(a)           Compliance with Legal Requirements.  The Corporation is not in violation or breach of any Legal Requirements applicable to it or the conduct of its business or operations, and no notice has been received by any Seller or the Corporation of any potential violation or breach of any Legal Requirement.  To the knowledge of the Sellers and the Corporation, no condition, state of fact, circumstances, development, occurrence or state of fact exists which could reasonably be expected to result in such violation or breach of any Legal Requirement.

(b)           Permits.  The Corporation owns or validly holds all licenses, permits, consents, approvals, certificates of occupancy and other authorizations (collectively, the “Permits”) which are required under any Legal Requirements or are otherwise necessary in order to enable it to conduct the Business as now conducted.  Schedule 5.17 sets forth a complete and correct list of all Permits (and all pending applications therefor) of the Corporation, setting forth the grantor, the grantee, the function and the expiration and renewal date of each Permit.  The Corporation has at all times conducted its business and operations in full compliance with all Permits and all Legal Requirements applicable thereto.  Each Permit is valid, binding and in full force and effect, No Consent from or with any Governmental Authority is required as a result of the transactions contemplated hereunder or under any Ancillary Document in order to maintain any Permit subsequent to the Closing Date.

(c)           Illegal Activity.  No current officers, directors or any employee of the Corporation having management responsibilities, nor to the knowledge of the Sellers and the Corporation, any other employee of the Corporation, has (i) been convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses and misdemeanors not related to the business of the Corporation or employment with the Corporation); (ii) been or is currently subject to any Order permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engaging in the business of or employment with the Corporation; (iii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (iv) violated or is in violation of the Corporation’s policy on gifts and donations, which policy complies in all respects with all applicable Legal Requirements; (v) made any direct or indirect unlawful payment to any foreign or domestic official or employee of any Governmental Authority; (vi) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (vii) made or received any bribe, rebate, payoff, influence payment, kickback or any other similar payment in violation of any Legal Requirement.

(d)           OFAC List.  None of the Sellers or any employee of the Corporation is (i) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and/or on any other similar list maintained by OFAC (an “OFAC List”) pursuant to any Legal Requirement, or (ii) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition under any Legal Requirement, including any Executive Order of the President of the United States.  None of the assets or properties of the Corporation constitute property of, or are beneficially owned by, any Embargoed Person. No Embargoed Person has a beneficial ownership interest in or is employed by the Corporation.  None of the assets or properties of the Corporation have been derived from any activity in violation of any Legal Requirement.

5.18       Environmental Matters.

(a)           Compliance with Laws.  The Corporation has fully complied with, and is not in violation of, any Legal Requirement in any way applicable to or governing air and water quality, soil and subsurface strata, natural resources, the generation, transport, management, storage, treatment, handling, release, emission, discharge and disposal of solid wastes or Hazardous Wastes, Hazardous Substances, Toxic Substances or Pollutants, or any other Legal Requirement relating to the environment or human safety or health, including without limitation, the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act (“RCRA”) the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and any similar state or local Legal Requirements (collectively, “Environmental Laws”). Without limiting the foregoing, the Corporation (i) has not released or disposed of any Hazardous Wastes, Hazardous Substances, Toxic Substances or Pollutants on, under, in or about the site of any locations or premises currently or previously owned, leased or operated by the Corporation, except in compliance with all applicable Legal Requirements, and (ii) is not liable or potentially liable for any response costs or natural resource damages under Environmental Laws, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to any property owned, lease or operated by the Corporation at any time, and no condition, state of facts, events or circumstances exist, which with notice or lapse of time or both, could result in such liability.

(b)           Remediation; Clean-up.  There are no locations or premises currently or previously owned, leased or operated by the Corporation at any time where Hazardous Wastes, Hazardous Substances, Toxic Substances or Pollutants have entered into the air, soil, surface water, groundwater or other bodies of water, and there are no on-site or offsite locations to which the Corporation has transported Hazardous Wastes, Hazardous Substances, Toxic Substances or Pollutants, which site is or may become the subject of any federal, state or local enforcement actions or other investigations that may lead to claims against the Corporation for remedial investigation costs, clean-up costs, remedial work, damages to natural resources or personal injury or property damage, including, but not limited to, claims under CERCLA, RCRA or any other Environmental Law.

(c)           Environmental Permits.  The Corporation has complied with, and possesses all Permits required in connection with, all Environmental Laws pertaining to the use, maintenance and operation of the real property owned, leased or operated by the Corporation and the conduct of the Business, and the Corporation has no liability, whether contingent or otherwise, under any Environmental Law with respect to its operations or properties.

(d)           Notices or Claims.  No notices of any violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law have been received by the Corporation.  There are no Claims pending or, to the knowledge of the Sellers and the Corporation, threatened, against the Corporation relating to compliance with or liability under any Environmental Law.

(e)           Underground Tanks.  No underground tank or other underground storage receptacle for Hazardous Wastes or Hazardous Substances or Toxic Substances is or has ever been located on any real property now or at any time in the past owned, leased or operated by the Corporation.

(f)           Operations.  No changes or alterations in the practices or operations of the Corporation as presently conducted is anticipated to be required under any Permit, waiver or variance issued to the Corporation pursuant to any Environmental Law.

(g)           Reports and Documents.  The Sellers and the Corporation have provided the Purchaser with complete and correct copies of all documents, including Permits, environmental studies and reports, in the possession of the Corporation or any of its agents or representatives relating to the environmental condition of any real property now or in the past owned, leased or operated by the Corporation, a complete and correct list of which is set forth in Schedule 5.18.

5.19       Material Agreements.

(a)           Contracts.  Except as set forth in Schedule 5.19 (the agreements listed thereon, or required to be listed thereon, are referred to herein as the “Contracts”), the Corporation is not a party to, nor bound by or obligated under any:

(i)           mortgage, indenture, note, installment obligation, trust, letter of credit, guaranty, security agreement or any other agreement or commitment relating to the borrowing of money or the guaranty or indemnity (direct or indirect) in respect of, or the granting of security for any, obligation for the borrowing of money by the Corporation or any other person or entity;

(ii)          license agreement involving the payment or receipt by the Corporation of any money;

(iii)         lease of real or personal property under which the Corporation is a lessor or lessee;

(iv)        agreement for the purchase by the Corporation of equipment, machinery, systems, testing devices or any other similar property involving outstanding commitment for payment of money;

(v)         agreement purporting to limit the right of the Corporation to conduct business or compete, with any person or other entity, in any geographic area, during any period of time and/or in any market segment or line of business;

(vi)        agreement for the purchase of goods, supplies, products or services by the Corporation that may not be terminated by the Corporation for convenience at any time without any penalty and without any notice;

(vii)       agreement for the sale of goods, supplies, products or services by the Corporation that may not be terminated by the Corporation for convenience at any time without any penalty and without any notice;

(viii)      agreement or commitment with any Governmental Authority;

(ix)         bond, deposit, financial assurance requirement or insurance coverage which is required to be submitted to or for the benefit of any customers of the Corporation under any sale, lease or service arrangement, or any Governmental Authority pursuant to any Permit or Legal Requirement;

(x)          agreement or commitment relating to the acquisition by the Corporation of any third party (whether by equity purchase, merger, consolidation or otherwise) or any assets of a third party not in the ordinary course of business;

(xi)         agreement or commitment relating to (A) the employment,  termination or separation of employment, or severance or retirement of any person as an employee of the Corporation or any Affiliate, or (B) the payment to any person by the Corporation of any bonus, fee, award or other compensation which is contingent on or triggered by a sale of the Corporation or any Affiliate, whether by sale of assets or stock or other equity interests;

(xii)        agreement or commitment relating to environmental clean-up or remediation;

(xiii)       agreement or commitment that creates or imposes any Lien or any other restriction on the ability of the Corporation to (A) pay dividends or other distributions to its stockholders; (B) make loans or advances to any person or entity, or (C) sell, lease or transfer any of its properties or assets;

(xiv)       indemnification obligations in favor of any person or entity including, without limitation, indemnification of directors, officers or any employees, indemnification under agreements relating to prior sales or acquisitions of a business or assets of a third party, whether by merger, consolidation, stock or asset sale or otherwise, and any escrow agreements related to any indemnification or obligation;

(xv)        confidentiality, secrecy, screening, non-disclosure or development agreement;

(xvi)       agreement relating to a waiver, resolution or settlement of any past or existing Claim;

(xvii)      agreement or commitment with any customer, client, vendor or supplier of the Corporation involving the payment of an amount in excess of $5,000 during the entire term thereof; or

(xviii)    any other agreement, contract, commitment or obligation of the Corporation requiring or involving the payment of monies in excess of $5,000 in the aggregate during the entire term thereof.

(b)           Default Under Contracts.  Except as set forth in Schedule 5.19, (i) all of the Contracts are in full force and effect and are valid and enforceable against each party thereto in accordance with their respective terms, (ii) neither the Corporation nor any other party to a Contract is in breach or default thereunder, (iii) the Corporation has not received any notice of cancellation or termination of any Contract nor is the Corporation or any Seller aware of any intention or plan by any other party thereto to terminate, cancel or fail to renew any Contract, and (iv) there are no state of facts, events, occurrences, conditions or circumstances which could reasonably be expected to result in or constitute a default or breach under any Contract or result in or give rise to any right of any party to receive, demand or claim damages, fines, penalties, fees, charges or payment of any other monies from the Corporation.  The Sellers and the Corporation have delivered to the Purchaser complete and correct copies of all Contracts.

(c)           Violation of Contracts; Prepayment.  The consummation of the transactions contemplated hereunder will not cause any default, breach, violation or other condition in respect of any such Contracts, the effect of which is to cause, permit, create, accelerate or perfect the right in or of any party (A) to repudiate or disavow its obligations to the Corporation or to terminate or cancel same, (B) to require or have the right to require the Corporation to perform its obligations thereunder (including obligations to pay any Indebtedness) prior to such time on which, or on terms and conditions otherwise different from those that, are provided therein, or (C) to recover from the Corporation any damages, fines, penalties, fees or other compensation.

(d)           Governmental Compliance. Neither the Corporation nor any of its directors, officers, managers, employees, agents or consultants are, or at any time have been, (A) under administrative, civil or criminal investigation, indictment or audit, with respect to any alleged irregularity, misstatement, misappropriation, omission or other improper conduct or business practices arising under or relating to any contract with any Governmental Authority or bids or proposals therefor, or (B) in violation of any Legal Requirements relating to prohibited practices, including but not limited to, cost accounting standards, prohibitions against conflicts of interest and anti-trust laws or any governmental accounting standards or regulations. No Contract has been assigned by the Corporation to a third party pursuant to the Federal Assignment of Claims Act of 1940, 31 U.S.C. §3727 and 41 U.S.C. §15, or any other similar Legal Requirement.

5.20       Debt Instruments; Accounts Payable.

(a)           Schedule 5.20 contains a complete and correct list of all outstanding indentures, mortgages, deeds of trust, conditional sales agreements, bank loans, credit agreements and guarantees to which the Corporation is a party or by which it or any of its properties are bound.  Neither the Corporation, and to the knowledge of the Sellers and the Corporation, nor any other party, is in breach or default under any such instrument, and no condition, state of facts, events or circumstance exists which, with the giving of notice or the passage of time or both, would give rise to such a breach or default.

(b)           All of the accounts payable reflected on the Financial Statements, and all accounts payable of the Corporation as at the Closing Date (collectively, the “Accounts Payable”) have been incurred or will have arisen only in the ordinary course of business, and are and will not be delinquent in accordance with the terms reflected in the invoices evidencing  such Accounts Payable.

5.21       ERISA Matters.

The representations and warranties set forth in this Section 5.21 shall be true and correct on the Closing Date:

(a)           Set forth on Schedule 5.21 is a complete and correct list of (i) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975(e)(1)(A) of the Code), including, for such purposes, without limitation, any multiemployer pension plan, medical, dental, disability, accident or sickness, salary continuation or life insurance plan or arrangement, and (ii) each other pension, profit sharing, severance, welfare, disability, deferred compensation, equity compensation, restricted stock, stock purchase, stock option, change-in-control, retention, fringe benefit, bonus or incentive agreement, program, policy or other arrangement, in each case, that is, or during the six-year period immediately preceding the date of this Agreement, has been, maintained, sponsored, contributed to, subject to contributions or entered into by the Corporation and/or any of its ERISA Affiliates for the benefit of any current or former employee of the Corporation or any of its ERISA Affiliates(collectively, the “Employee Benefit Plans”).  For purposes of this Agreement, “ERISA Affiliate” means any Person required to be aggregated with the Corporation under Section 414(b), (c), (m) or (o) of the Code; Section 4001(a)(14) of ERISA; and/or Department of Labor Regulation Sections 4001.2 or 4001.3, including, without limitation, any other Section or regulation under the Code or ERISA that incorporates any of the foregoing provisions or rules contained therein by reference, at any time during the six-year period ending on the date of this Agreement.  Schedule 5.21 sets forth an accurate, true and complete list of ERISA Affiliates as of the date of this Agreement.  The Sellers and the Corporation have provided to the Purchaser complete and correct copies of each Employee Benefit Plan and the most recent actuarial reports and IRS Form 5500s regarding each such Employee Benefit Plan for the six most recently completed plan years immediately preceding the date of this Agreement.  As to each Employee Benefit Plan not reduced to writing, the Sellers and the Corporation have provided to the Purchaser complete and correct descriptions and summaries thereof.

(b)           Except as set forth on Schedule 5.21, no Employee Benefit Plan is or ever has been a plan subject to Title IV of ERISA, Section 206(g) of ERISA, Part 3 of Subtitle B of Title I of ERISA or Section 401(a)(29), 412, 430 or 436 of the Code (a “Pension Plan”), or is or ever has been a multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code (a “Multiemployer Plan”).  Neither the Corporation nor any of its ERISA Affiliates has ever incurred any liability to the Pension Benefit Guaranty Corporation (the “PBGC”) with respect to any Pension Plan, except for required premium payments, which payments have been made when due.  No event has ever occurred in connection with any Pension Plan which could subject the Corporation or any of its ERISA Affiliates or any Pension Plan, or the Purchaser, any of its Affiliates or any of their respective employee benefit plans, to liability under Section 4062, 4063,  4064 or 4069 of ERISA, and no event has ever occurred which might give rise to any liability of the Corporation or any of its ERISA Affiliates or any Pension Plan, or the Purchaser, any of its Affiliates or any of their respective employee benefit plans, to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any Claims being made against any such persons or any of their respective benefit plans by the PBGC.  Neither the Corporation nor any of its ERISA Affiliates has ever incurred or, as a result of the transactions contemplated by this Agreement, will incur any withdrawal liability (including any partial, complete, contingent or secondary withdrawal liability) within the meaning of Sections 4201, 4203, 4204 and/or 4205 and/or related sections under Title IV of ERISA to any Multiemployer Plan, and no event has ever occurred in connection with any Multiemployer Plan which could subject the Corporation or any of its ERISA Affiliates, or the Purchase or any of its ERISA Affiliates, to any liability under Section 4212(c) of ERISA.

(c)           Except as set forth on Schedule 5.21:

(i)           each Employee Benefit Plan is, and always has been, in compliance with all applicable Legal Requirements (including, without limitation, ERISA and the Code) and always has been administered and operated in accordance with its terms;

(ii)          each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, if and to the extent required by applicable Legal Requirements (including, without limitation, ERISA and the Code), the Corporation and/or its ERISA Affiliates, as applicable, have made all necessary interim or “good faith”  amendments to such Employee Benefit Plans in compliance with such Legal Requirements, and no event has ever occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination;

(iii)         the actuarial present value of the accumulated plan benefits (whether or not vested) under any Employee Benefit Plan covered by Title IV of ERISA as of the close of its most recent plan year did not exceed the fair value of the assets allocable thereto;

(iv)        no Employee Benefit Plan covered by Title IV of ERISA has been terminated and no Claims have been instituted to terminate or appoint a trustee to administer any such plan;

(v)          no “reportable event” (as defined in Section 4043 of ERISA) has ever occurred with respect to any Employee Benefit Plan covered by Title IV of ERISA;

(vi)         no Employee Benefit Plan subject to Section 412, 401(a)(29), 430 or 436 of the Code or Section 206(g) or 302 of ERISA has ever incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA or unpaid minimum required contribution within the meaning of Section 430 of the Code or Section 303 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA or experienced an adjusted funding target attainment percentage within the meaning of Section 436 of the Code or Section 206(g) of ERISA for any plan year of less than 80 percent;

(vii)        the Corporation and/or its ERISA Affiliates, as applicable, have always made all contributions to each Employee Benefit Plan that is a Multiemployer Plan as required by the terms of each such Multiemployer Plan or any collectively bargained agreement, and neither the Corporation nor any of its ERISA Affiliates has ever received any notice under Section 432 of the Code or Section 305 of ERISA with respect to any such Multiemployer Plan being in endangered status or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA;

(viii)       neither the Corporation nor any of its ERISA Affiliates has ever incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan and neither the Corporation nor any of its ERISA Affiliates would be subject to any such withdrawal liability if, as of the close of the most recent fiscal year of any such plan ended prior to the date hereof, it was to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such plan;

(ix)         neither the Corporation or any of its ERISA Affiliates nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has ever engaged in any transactions in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code;

(x)          no Claim has ever been made, asserted, commenced or, to the Sellers’ and the Corporation’s knowledge, threatened with respect to any Employee Benefit Plan other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims;

(xi)         no Employee Benefit Plan has ever has been subject to an audit by the Internal Revenue Service, the United States Department of Labor or the PBGC in which any liabilities to any such agency remain unpaid or may be or remain to be assessed as of the date hereof, nor has the Corporation or any of its ERISA Affiliates ever received any correspondence from any such agency indicating an intent to conduct an audit;

(xii)        neither the Corporation nor any of its ERISA Affiliates has a past, present or future unfunded liability for retiree medical benefits; and

(xiii)       neither the Corporation nor any of its ERISA Affiliates maintains or ever has maintained a group health plan without stop loss insurance coverage, and as of the date of this Agreement, there is no health benefit expense under any such group health plan that is not covered completely by such stop loss coverage

(d)           Except as set forth on Schedule 5.21, there is not in effect any bonus, commission, deferred compensation, incentive compensation, restricted stock, stock purchase, stock option, stock appreciation right, debenture, supplemental pension, profit sharing, royalty pool, vacation, sick leave, severance or termination pay policies, supplemental unemployment benefits plan, loan guarantee, relocation assistance, employee loan or other extensions of credit, or other similar plan, program, agreement, policy, commitment, arrangement or benefit under which current or former employees of the Corporation or any of its ERISA Affiliates or their dependents, beneficiaries, representatives or estates are currently or will in the future be entitled to benefits.  Any plan or arrangement described in this Section 5.21(d) has at all times complied in both form and operation with Section 409A, and, if applicable, Section 457A of the Code.

(e)           The Corporation and its ERISA Affiliates have complied with all notice and continuation coverage requirements applicable to group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to all medical and health benefits provided by the Corporation and its ERISA Affiliates that are subject to COBRA.

(f)           No Employee Benefit Plan amendments have been adopted nor will any such amendments be adopted prior to the Closing Date except as may be necessary for compliance purposes with the Code or ERISA. There is no arrangement, commitment or understanding to create any additional plan which would constitute an Employee Benefit Plan or increase the rate of benefit accrual or contribution requirement under any of the Employee Benefit Plans or modify, change or terminate any existing Employee Benefit Plan.

(g)           Except as set forth on Schedule 5.21, the Corporation is not and has never been a member of a “controlled group” of organizations (as defined in Sections 414(b), (c), (m) or (o) of the Code) which sponsors or maintains any employee benefit plan within the meaning of Section 3(3) of ERISA which under Title IV of ERISA or any section of the Code or ERISA would subject the Purchaser, the Corporation, any of their respective Affiliates or any of their respective employee benefit plans or the fiduciaries thereof or their respective assets to any Taxes, Liens, fines, penalties or other liabilities.

5.22       Labor Matters.

(a)           Except as set forth in Schedule 5.22, the Corporation has not entered into and is not a party to any collective bargaining agreement, memorandum of understanding or other written document binding on it relating to terms and conditions of employment with respect to an identified group of employees with any labor union that would cover any of its employees.  The Corporation does not have any employees who are subject to any collective bargaining agreement, memorandum of understanding or other written document binding on the Corporation relating to terms and conditions of employment with respect to an identified group of employees, nor are any such employees, in their capacities as employees, represented by any labor union.  As to any collective bargaining agreements disclosed on Schedule 5.22, the Corporation is not in breach or default thereunder and there are no conditions, states of facts, events or circumstances which (with or without giving of notice or passage of time, or both) could give rise to such breach or default.  There are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to the employees of the Corporation, nor has there been any such organizational efforts within the last five years.

(b)           The Corporation has not experienced a work stoppage, strike, lock-out or other labor disturbance within the past five years, and there is no work stoppage, strike, lock-out or other labor disturbance presently taking place or threatened.

(c)           The Corporation has complied with all Legal Requirements relating to its employees, the employment of labor, and the safety and health of employees, including, without limitation, all Legal Requirements relating to occupational health and safety, discrimination, unemployment, wages, hours, the Family and Medical Leave Act, collective bargaining, and the collection and payment of withholding and other Taxes in respect of employment of labor and the business of the Corporation.  There are no unfair labor practice charges, charges of discrimination, labor complaints or other similar Claims pending or, to the knowledge of the Sellers and the Corporation, threatened against the Corporation involving persons now or previously employed by it.

5.23       Bank Accounts; Escrow Accounts.  Schedule 5.23 contains a complete and correct list of: (a) each account (whether checking, savings or otherwise), lock box or safe deposit box maintained by or on behalf of the Corporation, or in which it has any right or interest, directly or indirectly, or for which the Corporation has any fiduciary or other obligation, including the name of the applicable bank or financial institution, the number (or other means of identification) of all such accounts, lock boxes or safe deposit boxes, the account balance set forth in the most recently available statement, and the names of all persons authorized to draw or write checks thereon or to have access thereto, and (b) the names of all persons holding powers of attorney from the Corporation, together with complete and correct copies of such powers of attorney.

5.24       Parachute Payments.  No bonuses, fees or other compensation will be due and payable to any person by the Corporation or any of its Affiliates or any Seller as a result of the transactions contemplated by this Agreement or any Ancillary Document.  Any bonuses or other compensation or amounts paid or payable by the Corporation or any of its Affiliates or any Seller, including amounts payable as a result of the transactions contemplated by this Agreement, have not resulted in and will not result in payments to “Disqualified Individuals” (as defined in Section 280G(c) of the Code) of the Corporation which, individually or in the aggregate, will constitute “excess parachute payments” (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

5.25       Warranty Claims.  Except as set forth on Schedule 5.25, within the last ten years, there: (i) have been no product or service warranty claims made by customers or clients of the Corporation or any end-users of products or services sold or provided by the Corporation; (ii) have been no recalls with respect to products manufactured, sold or delivered by the Corporation, and (iii) are no written product or service warranties outstanding or currently being offered by the Corporation to its customers or clients.  The Corporation does not have any liability and there is no past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any present or future Claims against the Corporation giving rise to any liability, including without limitation, any injury to individuals or damage or loss of property as a result of the ownership, possession or use of any product or services sold, delivered, rendered or provided by or on behalf of the Corporation.

5.26       Customers and Suppliers.

(a)           Schedule 5.26 sets forth a true and accurate list of:

(i)           the twenty (20) largest customers of the Corporation, on the basis of revenues for goods sold or services provided during each of the last three (3) fiscal years and the current fiscal year through the date hereof; and

(ii)          the twenty (20) largest suppliers of the Corporation, on the basis of cost of goods or services purchased for each of the last three (3) fiscal years and the current fiscal year through the date hereof.

(b)           No customer or supplier of the Corporation has ceased or materially reduced its purchases from, use of the services of, or sales or provision of services to the Corporation since December 31, 2008, or to the knowledge of the Sellers and the Corporation, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof.  To the knowledge of the Sellers and the Corporation, no customer or supplier is under, or threatened with, bankruptcy or insolvency.

5.27       Material Adverse Effect.  There are no conditions, state of facts, events or other circumstances which could reasonably be expected to have a Material Adverse Effect upon the Corporation or any Seller, or give rise to any claim for indemnity by the Purchaser hereunder, except for such matters which have been specifically set forth in this Agreement (including the Schedules hereto).

5.28       Accuracy.  The representations and warranties made by the Sellers and the Corporation in this Agreement or any Ancillary Document, and any and all other agreements, instruments, papers, reports, certificates, documents and information (including financial information) delivered or to be delivered pursuant to or in connection with this Agreement or any Ancillary Document and to which the Purchaser has been afforded access, do not and will not include any untrue statement of material fact or omit to state any material fact necessary to make them, when taken together and in light of the circumstances in which they were or are made, not false or misleading.  All agreements, instruments, papers, reports, certificates, documents and information (including financial information) delivered by or on behalf of the Sellers or the Corporation to the Purchaser prior to or subsequent to the date hereof in connection with this Agreement or the Ancillary Documents are or will be true, complete, correct and authentic.  In no event shall the listing of an agreement, instrument, document or other item on a Schedule hereto itself be sufficient to disclose a breach, violation, dispute, claim or any similar condition or circumstance relating to any matter unless specifically disclosed in the applicable Schedule.  The Schedules delivered by the Sellers to the Purchaser in accordance with this Agreement do not contain any materially adverse disclosures which have not otherwise been previously disclosed to the Purchaser in written due diligence materials.

5.29           Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Sellers and the Corporation directly with the Purchaser without the intervention of any third party on their behalf in such manner as to give rise to any valid claim by any third party against the Purchaser for a finder’s fee, brokerage commission or similar payment.

5.30           Review of Forms.  Michael Trucano has (i) received and carefully reviewed the Annual Reports on Forms 10-K, Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K filed by Nevada Gold with the Securities and Exchange Commission (the “SEC”) since January 1, 2009 and (ii) had the opportunity to ask questions and receive answers from Nevada Gold concerning such forms and the documents incorporated by reference therein and to obtain any documents relating to Nevada Gold which are on file with the SEC and available for inspection by the public.  The Corporation is aware of the risks inherent in an investment in Nevada Gold and specifically the risks of an investment in the Nevada Gold Common Stock.  In addition, Michael Trucano is aware and acknowledges that there can be no assurance of the future viability or profitability of Nevada Gold, nor can there be any assurance relating to the current or future price of the Nevada Gold Common Stock, as quoted on the NYSE AMEX Stock Exchange, or market conditions generally.

5.31           Investment Representations.  Michael Trucano is an “accredited investor”, as such term is defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).  Michael Trucano is acquiring the Consideration Shares for his own account and will not sell, transfer, or otherwise dispose of (including pursuant to a liquidating dividend or otherwise) any of the Consideration Shares or any interest therein, without registration under the Securities Act and applicable state “blue sky” laws, except in a transaction which in the opinion of counsel reasonably acceptable to the Purchaser is exempt therefrom.  Michael Trucano has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Nevada Gold Common Stock and has obtained, in his judgment, sufficient information from Nevada Gold to evaluate the merits and risks of an investment in the Nevada Gold Common Stock.  Michael Trucano has been provided the opportunity to obtain information and documents concerning the Purchaser and the Nevada Gold Common Stock, and has been given the opportunity to ask questions of, and receive answers from, the directors and officers Nevada Gold concerning Nevada Gold and the Nevada Gold Common Stock and other matters pertaining to this investment.  Michael Trucano is acquiring the Consideration Shares for investment purposes only, and not with a view to or for the resale, distribution or fractionalization thereof.  Michael Trucano acknowledges that the offer of the Nevada Gold Common Stock will not be reviewed by any governmental agency and is being sold to Michael Trucano in reliance upon exemption from the Securities Act.  Michael Trucano acknowledges and understands that the Consideration Shares, upon issuance, shall be “restricted securities” under Rule 144 of the Securities Act, shall not be registered with the SEC under the Securities Act and may not be sold without registration by Nevada Gold or an exemption from such registration requirements.  Michael Trucano acknowledges that the certificates representing the Consideration Shares will bear the legend set forth in Section 3.4.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Nevada Gold and the Purchaser hereby makes the following representations and warranties to the Sellers:

6.1           Organization.  Nevada Gold is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to own its properties and to carry on its business as presently conducted.  The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of South Dakota, with full power and authority to own its properties and to carry on its business as presently conducted.

6.2           Authority; Enforceability.  This Agreement and the Ancillary Documents to which the Purchaser is a party have been, or will be at Closing, duly executed and delivered by the Purchaser.  The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated herein and therein. The Purchaser’s execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, have been duly authorized by its board of directors or other governing body having necessary power and authority, and no other action is required for such authorization by any Legal Requirement, under the articles of incorporation or bylaws of the Purchaser.  This Agreement and the Ancillary Documents to which it is a party constitutes, or will constitute at Closing, the legal, valid and binding obligation of, and is enforceable against, the Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

6.3           No Violations.  The authorization, execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated herein and therein by the Purchaser do not and will not, with or without the giving of notice or passage of time or both, (a) violate, conflict with or result in the breach of any term or provision of, or require any notice, filing or consent under (i) the articles of incorporation or by-laws of the Purchaser, (ii) any Legal Requirements applicable to the Purchaser, or (iii) any judgment, decree, writ, injunction, order or award of any Governmental Authority binding upon the Purchaser or any of its properties or assets; (b) violate, conflict with or result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under, any loan agreement, mortgage, indenture, financing agreement, lease or any other agreement to which the Purchaser is a party or by which its properties or assets are bound; or (c) result in any Lien on any of the properties or assets of the Purchaser.

6.4           Issuance of Nevada Gold Common Stock.  The shares of Nevada Gold Common Stock, when issued and delivered to Michael Trucano in accordance with the terms and provisions of this Agreement, will be (i) duly authorized and validly issued, fully paid and non-assessable, (ii) free and clear of any Liens, and (iii) assuming the accuracy of the representations and warranties of Michael Trucano set forth in Sections 5.30 and 5.31 and the making of filings that are not required to be made until after the date hereof, shall be issued in compliance with the Securities Act.

6.5           Risks of the Purchaser.  The Purchaser is aware of the risks inherent in an investment in the Deadwood Gaming industry and specifically the risks of an investment in Sellers Business.  In addition, the Purchaser is aware and acknowledges that there can be no assurance of the future viability or profitability of the Business, nor can there be any assurance relating to the current or future price of Sellers Business, or market conditions generally.  No representation or warranty by the Purchaser in this Section 6.5 shall in any way change, alter or modify any representation, warranty, covenant, agreement or other obligation of the Corporation or the Sellers under this Agreement.

ARTICLE VII

CONDUCT OF BUSINESS PENDING CLOSING

From and after the date of this Agreement and until the Closing Date, the Sellers and the Corporation jointly and severally covenant to the Purchaser that they will comply with the following:

7.1           Business in the Ordinary Course.  The Corporation shall, and the Sellers shall cause the Corporation to, carry on its business and operations prudently and in the ordinary course consistent with past practices and shall not engage in any line of business not being conducted as of the date hereof.

7.2           Interim Financial Statements.  The Corporation shall, and the Sellers shall cause the Corporation to, prepare and deliver to the Purchaser on or before the twenty-fifth (25) day of each month an unaudited management-prepared balance sheet of the Corporation as at the last day of the preceding month and the related unaudited management-prepared statement of income for each month and the portion of the Corporation’s fiscal year then ended, all prepared on a non- GAAP basis consistently applied and consistent with past practices.  As promptly as practicable but no later than seven (7) days after a request by the Purchaser, the Corporation shall, and the Sellers shall cause the Corporation to, prepare and deliver to the Purchaser a true and complete statement of the monthly slot-machine revenues generated at each operating location.

7.3           Full Access.  The Corporation shall, and the Sellers shall cause the Corporation to, provide the Purchaser and its officers, directors, employees, attorneys, accountants, consultants, agents and other representatives (collectively, the “Purchaser’s Representatives”) access to, and the right to review and make extracts from and inspect during normal business hours, all of its facilities, premises, properties, assets, records, contracts and other documents, instruments and agreements.  The Corporation shall, and the Sellers shall cause the Corporation to, allow the Purchaser’s Representatives to consult with the officers, directors, employees, attorneys, accountants, consultants, agents and other representatives of the Corporation, as well as the customers of the Corporation and others having business relationships with the Corporation (for whom the Corporation shall provide contact information and otherwise facilitate meetings), for the purpose of conducting such investigation of the business operations, assets, properties, prospects or condition (financial or otherwise) of the Corporation as the Purchaser shall desire to conduct, provided that such investigation shall not unreasonably interfere with the Corporation’s business operations (the “Due Diligence Review”).  The Due Diligence Review provided by this Section 7.3 shall be completed on or before December 15, 2011.

7.4           Contracts and Commitments; Capital Expenditures.  The Corporation shall not, and the Sellers shall not cause or allow the Corporation to, enter into any contract, engage in any transaction or take any other action which is not in the ordinary course of business consistent with past practices.  Without limiting the foregoing, the Corporation shall not, and the Seller shall not cause or allow the Corporation to: (a) enter into or commit to enter into any agreement to acquire, or lease or sublease, any real property, (b) make or commit to make any capital expenditures which exceed $5,000 for any single transaction or $25,000 in the aggregate, (c) hire any individual for any officer or senior management position, or any individual as an employee receiving annual compensation (including salary, bonus and other remuneration) in excess of $25,000, or (d) enter into or commit to enter into any new employment or compensation agreement or arrangement with any Related Party, any officer or any member of senior management of the Corporation, or any consulting agreement with any third party.  The Corporation shall not, and the Sellers not cause or allow the Corporation to, enter into any contract, agreement or undertaking or engage in any transaction which could reasonably be expected to have a Material Adverse Effect.

7.5           Indebtedness.  The Corporation shall not, and the Sellers shall not cause or allow the Corporation to, create or incur, or suffer or permit to be created or incurred, any Indebtedness, contingent or otherwise and whether unsecured or secured by any Lien other than pursuant to the terms of the Contracts existing as of the date hereof except for unsecured Indebtedness in the ordinary course of business consistent with past practices.

7.6           Liabilities; Liens.  The Corporation shall not, and the Sellers shall not cause or allow the Corporation to, (a) pay any liabilities or obligations other than in the ordinary course of business consistent with past practices, (b) fail to pay or discharge any liability or obligation when due, consistent with past practices, or (c) mortgage or pledge, or subject to or suffer any Lien on, any of its assets or properties other than in the ordinary course of business consistent with past practices.

7.7           Maintenance of Insurance.  The Corporation shall, and the Sellers shall cause the Corporation to, maintain in full force and effect and renew at their respective expiration dates all of the current Insurance Policies.

7.8           Merger or Acquisition.  Except as otherwise permitted under this Agreement, the Corporation shall not, and the Sellers shall not  cause or allow the Corporation to, directly or indirectly, merge or consolidate with any other entity or sell all or any substantial portion of its assets, or acquire the stock or other equity interests, the business or substantially all of the assets of any individual or entity, or enter into any agreement to do any of the foregoing.

7.9           Securities.  The Corporation shall not, and the Sellers shall not cause or allow the Corporation to, issue, sell, purchase, redeem or otherwise acquire, or issue any rights to subscribe for, or warrants or options to purchase, or enter into any agreement, commitment or obligation (including, without limitation, any convertible securities) to issue, sell, purchase, redeem or otherwise acquire, any of its shares of capital stock or other securities.

7.10         Litigation and Adverse Changes.  The Corporation and the Sellers shall promptly advise the Purchaser in writing of the threat or commencement of any Claim against or involving the Corporation or any of its assets or properties or of the occurrence of any development (exclusive of general economic factors affecting the industry in which the Corporation conducts business) of a nature which could reasonably be expected to have an adverse effect on any Contract or otherwise result in a Material Adverse Effect.

7.11         Standstill.  Except as otherwise permitted under this Agreement, neither the Corporation nor the Sellers shall discuss or negotiate with any person or entity (other than the Purchaser and the Purchaser’s Representatives) any direct or indirect sale or disposition of any Stock, or sale or disposition of assets of the Corporation (other than sale of inventory in the ordinary course of business).

7.12         Organizational Documents.  The Corporation shall not, and the Sellers shall not cause or allow the Corporation to, amend its articles of incorporation or by-laws or any other constituent or organizational document or make any changes in its authorized capital stock or other form of securities or equity interests.

7.13         Employees; Business Relations.  The Corporation shall, and the Sellers shall cause the Corporation to, keep available the services of its present officers, employees and agents and to maintain its relations and goodwill with its suppliers, customers, contractors, partners, distributors and other individuals and entities having business relations with it, including without limitation, any other party to the Contracts.

7.14         Tax Elections.  The Corporation shall not, and the Sellers shall not cause or allow  Corporation to, make any elections with respect to Taxes.

7.15         Distributions; Compensation.  Except as otherwise permitted under this Agreement, the Corporation shall not, and the Sellers shall not cause or allow the Corporation to, (a) declare, set aside or pay any dividends on, or other distributions (whether by way of redemption, repurchase or otherwise) with respect to, any capital stock of the Corporation, or otherwise change or alter its cash management practices; or (b) increase or otherwise change the rate, terms or nature of the compensation (including wages, salaries, bonuses, severance, perquisites and benefits under pension, profit sharing, deferred compensation and similar plans or programs or Employee Benefit Plan) which is paid or payable, directly or indirectly, to or for the benefit of any of its directors, officers, senior management members or employees.

7.16         General\.  The Corporation shall, and the Sellers shall cause the Corporation to, conduct its business and operations in such a manner so that, on the Closing Date, the representations and warranties of the Sellers and the Corporation contained in this Agreement shall be true, correct and complete as though such representations and warranties were made on and as of such date.  The Corporation and the Sellers shall immediately notify the Purchaser of any facts, events, occurrences, developments or circumstances which result or could reasonably be expected to result in any of the representations or warranties of the Sellers and the Corporation being untrue, inaccurate or misleading in any respect.

ARTICLE VIII

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

Each and every obligation of the Purchaser to be performed under this Agreement shall be subject to the satisfaction, or waiver by the Purchaser in its sole discretion, prior to or at the Closing, of each of the following conditions precedent:

8.1           Representations and Warranties.  The representations and warranties made by the Sellers and the Corporation in this Agreement or any Ancillary Document shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties were made or given on and as of such date and the Sellers and the Corporation shall have delivered to the Purchaser on the Closing Date a certificate signed by each Seller and the Corporation and dated as of the Closing Date to such effect.

8.2           Performance of Obligations.  The Sellers and the Corporations shall have performed and complied with all of the covenants, agreements and conditions required by this Agreement or any Ancillary Document to be performed and complied with by them prior to or on the Closing Date.

8.3           Absence of Litigation.  No Claim or Order shall be threatened, pending or existing on the Closing Date before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, or which could reasonably be expected to have a Material Adverse Effect upon the Corporation or the Sellers.

8.4           Consents.  Each third party (including any Governmental Authority) whose Consent may be necessary in order to consummate the transactions contemplated hereunder or under any Ancillary Document and is required to be obtained by the Sellers or the Corporation shall have given or granted such Consent and such Consent shall be in full force and effect.

8.5           Indebtedness; Liens.  No assets of the Corporation shall be subject to any Lien other than Permitted Liens.

8.6           Closing Documents and Deliveries.  The Sellers shall have delivered, or caused to be delivered, to the Purchaser all of the agreements and other closing documents and deliveries described in Section 4.2, together with such additional documents as the Purchaser may reasonably require in order to consummate, or to evidence the consummation of, the transactions contemplated by this Agreement or any Ancillary Document, all of which shall be reasonably satisfactory in form and substance to the Purchaser.

8.7           Related Party Obligations.  All severance, retirement, bonus, incentive and other similar obligations and liabilities of the Corporation to any of its Affiliates or Related Parties which result from the consummation of the transactions hereunder or which are otherwise due and owing by the Corporation shall have been fully paid, satisfied and discharged.

8.8           No Material Adverse Effect.  No event, condition, occurrence, state of facts or circumstance shall have occurred or continue to exist which has, or could reasonably be expected to have, a Material Adverse Effect.

8.9           Due Diligence.  The Purchaser shall have been satisfied, in its sole discretion, with the result of its Due Diligence Review.

8.10         Indebtedness.  The Purchaser shall have received (a) a certificate setting forth all Indebtedness of the Corporation as it exists on the Closing Date signed by the Sellers, and (b) pay-off letters, releases, lien discharges and any other documents reasonably requested by the Purchaser reflecting the payment, discharge and satisfaction in full of, and releases of, any Liens securing any Indebtedness existing as of the Closing Date.

8.11         Approval of the Court. The Court shall have issued a final written order granting its approval to Patricia Burns, as the life estate holder of 30% of the Stock, to transfer the Stock owned by her and to close the transactions contemplated under this Agreement.

ARTICLE IX

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS

Each and every obligation of the Sellers to be performed under this Agreement shall be subject to the satisfaction, or waiver by the Sellers in its sole discretion, prior to or at the Closing, of each of the following conditions precedent:

9.1           Representations and Warranties.  The representations and warranties made by the Purchaser contained in this Agreement or any Ancillary Document shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties were made or given on and as of such date and the Purchaser shall have delivered to the Sellers on the Closing Date a certificate signed by Purchaser and dated as of the Closing Date to such effect.

9.2           Performance of Obligations. The Purchaser shall have performed and complied with all of the covenants, agreements and conditions required by this Agreement or any Ancillary Document to be performed and complied with by it prior to or on the Closing Date.

9.3           Absence of Litigation.  No Claim or Order shall be threatened, pending or existing on the Closing Date before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

9.4           Consents.  Each third party (including any Governmental Authority) whose Consent may be necessary in order to consummate the transactions contemplated hereunder or under any Ancillary Document and is required to be obtained by the Purchaser shall have given or granted such Consent and such Consent shall be in full force and effect.

9.5           Closing Documents and Deliveries.  The Purchaser shall have delivered, or caused to be delivered, to the Sellers all of the agreements and other closing deliveries and documents described in Section 4.3, together with such additional documents as the Sellers may reasonably require in order to consummate, or evidence the consummation of, the transactions contemplated by this Agreement or any Ancillary Document, all of which shall be reasonably satisfactory in form and substance to the Sellers.

ARTICLE X

OTHER COVENANTS

10.1         Commercially Reasonable Efforts. Subject to the terms and conditions contained in this Agreement, the Corporation, each Seller and the Purchaser shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement, including efforts to obtain, prior to the Closing Date, all Consents as are necessary to fulfill the conditions to Closing set forth in this Agreement.  In furtherance of the foregoing, the Purchaser will, as promptly as practicable, (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Authority or any other Person required of the Purchaser to consummate the transactions contemplated hereby and by the Ancillary Documents to which it is a party; provided, the Purchaser shall submit its applications for gambling licenses to the appropriate agencies within the State of South Dakota on or before October 18, 2011, (b) provide timely such other information and communications to such Governmental Authority or other Persons as Sellers’ Representative or such Governmental Authority or other Persons may reasonably request in connection therewith, and (c) in the event that the Purchaser’s application for a gaming license to operate the Business are denied, provide Sellers’ Representative with copies of all correspondence and filings with the appropriate Governmental Authority with respect to such denial; provided, however, that any inquiry of Sellers’ Representative relating to the denial of a license shall be limited solely to determining if the Purchaser acted in good faith in attempting to procure such license; provided, further, that Sellers’ Representative shall treat all correspondence and filings as Confidential Information and shall not disclose such information to a third party without the Purchaser’s written consent.  The Purchaser will provide prompt notification to Sellers’ Representative when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Sellers’ Representative of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Ancillary Documents.

10.2           Public Announcements.  Prior to the Closing Date, no party hereto or any of its agents or representatives, without the approval of all other parties to this Agreement (which shall not be unreasonably withheld or delayed), shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange, provided that such party has used commercially reasonable efforts to obtain the approval of the other party(ies) prior to issuing such press release or making such public disclosure.  Following the execution of this Agreement and in connection therewith, Purchaser (or its Affiliate) will disseminate a press release to the public (in form and content reasonably satisfactory to the Sellers’ Representative) and Purchaser (or its Affiliate) will file a Form 8-K with the SEC and make all other filings as required by applicable Law, including the United States federal securities laws.

10.3           Confidentiality.  From and after the Closing Date, the Sellers shall not, directly or indirectly, disclose to any person, or use any confidential or proprietary information of the Corporation, including the Intellectual Property, whether or not such information is embodied in writing or other physical form, except in accordance with, and as necessary to discharge their respective obligations under, the Consulting Agreement.  The parties shall not, and shall cause their Affiliates to not, disclose the terms of this Agreement or any Ancillary Document for purposes of dissemination to the general public.  The provisions of this Section 10.3 shall survive the Closing indefinitely.

10.4           Employment.  From and after the date of this Agreement and through the Closing Date, the Sellers shall use commercially reasonable efforts to retain all employees of the Corporation, it being contemplated that the employees of the Corporation existing as of the date hereof shall remain employed with the Corporation as of the Closing with salary, bonuses, compensation and benefits (except for those relating to Michael Trucano, whose salary and benefits shall be governed by his Consulting Agreement) substantially similar to those available to employees of the Purchaser under the compensation and benefit plans or programs of the Purchaser existing as of the date hereof; provided, however, that any changes in salary, bonuses, compensation and benefits necessary to effectuate the intent of the foregoing shall be made by the Purchaser after the Closing in accordance with its processes and procedures applicable thereto, the terms of its benefit plans and the provisions of applicable law applicable salary, bonuses, compensation and benefits..  Employees of the Corporation existing as of the Closing Date shall be provided full credit for the period of employment with the Corporation and vacation and personal time accrued as of the Closing for purposes of determining eligibility and vesting under such plans and programs of the Purchaser; provided, however, that any such credit shall be subject to any applicable limitations of applicable law and/or the benefit plans themselves.  The provisions of this Section are included for the sole benefit of the respective parties hereto and do not and shall not create any rights or benefits to any other person, including, but not limited to, any current or future employee of the Corporation or the Purchaser or any participant or beneficiary of any benefit or compensation plan or program of the Corporation or the Purchaser.  It is expressly understood by the parties hereto that any COBRA payments required in connection with any of the transactions contemplated hereby shall be the sole responsibility of the Corporation’s ERISA Affiliates; provided, however, that, if all of the Corporation’s ERISA Affiliates cease providing any group health plan, the Corporation shall be responsible for such COBRA payments.

10.5       Post-Closing Cooperation and Access.

(a)           Following the Closing, the Sellers and the Purchaser shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and in any Ancillary Document and render effective the consummation of the transactions contemplated hereunder and thereunder.

(b)           Each party hereto shall provide to the other parties and their authorized representatives full access to their books and records relating to the Stock, the ownership of the Corporation by the Sellers or the assets, liabilities, business and taxes relating to the Corporation on or prior to the Closing Date, as may be reasonably requested by such party in order to comply with or fulfill any covenant or obligation under this Agreement or any Ancillary Document, or for the purposes of tax filings or the institution or defense of any pending or threatened Claims.

10.6       Noncompetition and Non-Solicitation.  From and after the Closing Date:

(a)           Sellers will refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates, employees or consultants, for a period of five (5) years from the Closing Date:

(i)           employing, engaging or seeking to employ or engage any Person who had been an Employee or employee of the Corporation or any of its Affiliates as of the date of this Agreement and as of the Closing Date;

(ii)          causing or attempting to cause (A) any client, customer or supplier of the Business to terminate or materially reduce its business with the Corporation or any of its Affiliates or (B) any officer, employee or consultant of the Corporation or any of its Affiliates engaged in the Business to resign or sever a relationship with the Corporation or any of its Affiliates; and

(iii)         participating or engaging in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended) the slot-machine routing business within a sixty (60) mile radius from any location where the Corporation currently conducts the Business, including the Existing Locations.

(b)           The provisions of Section 10.6(a) shall not be deemed to preclude Sellers from owning and investing in those casino properties set forth on Schedule 10.6 located in Deadwood, South Dakota (the “Existing Locations”). At all times following the Closing, the Purchaser, through its ownership of the Corporation, shall provide slot machine services at each of the Existing Locations pursuant to existing agreements entered into with the owners or operators (the “Existing Agreements”).  At all times following the Closing, each of the Sellers hereby covenants and agrees to use their collective best efforts to assist the Purchaser and the Corporation to maintain the current business relationship between the Corporation and the owners or operators at each of the Existing Locations pursuant to the Existing Agreements.  In furtherance of the foregoing sentence, each of the Sellers shall use their collective best efforts to encourage the owners or operators at each of the Existing Locations to maintain its existing business relationship with the Corporation at all times following the Closing.  In the event the business relationship with the Corporation at any of the Existing Locations is terminated, following such termination Sellers will in no way assist, advise or otherwise counsel such owners or operators in any manner whatsoever including, without limitation, with respect to slot machines or services related thereto.

(c)           From the date of execution of this Agreement through the Closing Date, the Sellers will refrain from, either alone or in conjunction with any other Person (including, without limitation, present or future Affiliates, employees or consultants), directly or indirectly: (i) employing, engaging or seeking to employ or engage any Person that is an employee of the Corporation or any of its Affiliates as of the date of this Agreement; and (ii) causing or attempting to cause (A) any client, customer or supplier of the Business to terminate or materially reduce its business with the Corporation or any of its Affiliates or (B) any officer, employee or consultant of the Corporation or any of its Affiliates engaged in the Business to resign or sever a relationship with the Corporation or any of its Affiliates.

(d)           Sellers agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and accordingly, Sellers hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved or posting a bond, in order that the breach or threatened breach of such provisions may be effectively restrained.

10.7           Payment for Gaming Licenses.  As consideration for the continued use of the gaming device licenses in the State of South Dakota (the “Gaming Device Licenses”) for each slot-machine by the current location owners which have been prepaid by the Corporation through the period ending June 30, 2012 (the “Termination Date”), which Gaming Device Licenses are currently in full force and effect, following the Closing the Corporation (or the Purchaser) shall pay to the Sellers’ Representative the amount of $300,000 (the “License Fee”) for the period commencing on December 31, 2011 through the Termination Date, or a pro rated portion of $300,000 if the Closing Date occurs subsequent to December 31, 2011.  The License Fee shall be paid by the Purchaser to the Sellers’ Representative on the first of each month immediately following the Closing Date at a monthly rate of $50,000 per month.  On the Closing Date, the Corporation shall not be liable to any creditor or lender for any accounts payable or loans owed to such creditor or lender in connection with the prepayment of the License Fee for the Gaming Device Licenses. The Purchaser and the Sellers agree that any payment made pursuant to this Section 10.7 shall be treated as a decrease or increase, as the case may be, of the Adjusted Initial Purchase Price.  Should any additional locations be added to the Business prior to the Closing then, in addition to the License Fee, a similar pro rated payment shall be made by the Corporation (or the Purchaser) to the Sellers’ Representative for Gaming Device Licenses for a License Fee at those locations on the same basis as set forth above.

10.8       Transfer of Title to Certain Assets; Life Insurance Policy.  At or prior to Closing, the Sellers and the Corporation shall transfer and convey all rights, title and interest in and to the Transferred Real Property, the Life Insurance Policy, and all other assets identified on Exhibit B  from the Corporation to the Transferee or other third-party.

10.9       Post-Closing Adjustment.  The Sellers and the Purchaser agree that, if, on June 1, 2012 (the “Adjustment Date”), (a) the number of slot machines licensed in South Dakota by the Corporation in connection with the Business (the “Route Operation”), is less than 900, and (b) the number of retail gaming locations licensed by the South Dakota Commission on Gaming and served by  the Corporation in the State of South Dakota is less than 19, then the principal amount of the First Promissory Note shall be automatically reduced by the product of (i) $7,000 multiplied by (ii) the difference between 900 and the actual number machines in the Route Operation on the Adjustment Date.  By way of example, if the number of machines in the Route Operation at the adjustment date is 854 and there are less than 19 locations in the Route Operation then the principal amount of the First Promissory Note shall be automatically reduced by $322,000, equal to $7,000 per machine multiplied by 46 machines; provided however, that, if the total revenue generated by the Route Operation for the twelve-month period ending on the Adjustment Date is at least 95% of the total revenue (net win)  generated for the 12 month period ended June 1, 2011, as determined by the accountants of the Corporation in accordance with GAAP, then no reduction of the principal amount of the First Promissory Note shall occur.  Prior to the Purchaser and the Sellers’ Representative agreeing on  removal of any slot machine from an existing retail location during the period commencing on the Closing Date through the Adjustment Date, the parties shall use their reasonable efforts to place those removed slot machines in a new or existing location along the Route Operation. The Purchaser and the Sellers agree that any payment made pursuant to this Section 10.9 shall be treated as a decrease of the Adjusted Initial Purchase Price.

ARTICLE XI

INDEMNIFICATION

11.1       Indemnification of Purchaser.

(a)           Each of the Sellers and the Corporation shall and do hereby jointly and severally agree to reimburse, defend, indemnify and hold harmless the Purchaser and all of its Affiliates and their respective shareholders, members, partners, principals, officers, directors, managers, employees, agents, representatives and successors and assigns from and against and in respect of any and all damages, losses, deficiencies, liabilities, Claims, demands, penalties, fines, restitutions, reimbursements, refunds, charges, costs and expenses of every nature and character whatsoever, including, without limitation, reasonable attorneys’ fees and costs, and costs of environmental investigation and response (collectively, “Losses”), that result from, relate to or arise out of:

(i)           any breach of a representation or warranty made by any Seller or the Corporation  hereunder or under any Ancillary Document (in each case, without regard to any qualifications or limitations with respect to “materiality”, whether by reference to “material”, “in all material respects”, “Material Adverse Effect”, or any other similar qualification contained herein or by reference to any such term in any definition of a defined term herein);

(ii)           the failure of any Seller to perform any agreement or covenant on its part required to be performed hereunder or under any Ancillary Documents, whether prior to, on or after the Closing Date, or the failure of the Corporation to perform any agreement or covenant on its part required to be performed hereunder or under any Ancillary Document prior to or on the Closing Date;

(iii)           any Claims against, involving or affecting the Corporation and pending as of the Closing Date, or instituted after the Closing Date but based upon facts or events occurring on or prior to the Closing Date; o

(iv)           any liabilities or obligations of the Corporation or the Sellers relating to the Transferred Real Property; or

(v)           any (A) Taxes (or the nonpayment thereof) of the Corporation for all taxable periods ending prior to the Closing Date and for the portion of any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Periods”) and/or the portions of all Straddle Tax Periods through the close of business on the Closing Date, (B) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Corporation (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Legal Requirements relating to Taxes, (C) Taxes of any person (other than the Corporation) imposed on the Corporation as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, or (D) transfer Taxes incurred by any Seller in connection with the transaction contemplated hereunder (collectively, the “Purchaser’s Indemnification Events”).

(b)           Notwithstanding the foregoing, the indemnification obligations of the Corporation under this Section 11.1 shall terminate upon Closing, at which time the Sellers shall be solely responsible for Losses relating to or arising out of the Purchaser’s Indemnification Events.  The Sellers acknowledge that the Escrow Holdback will be used to satisfy Losses arising out of the Purchaser’s Indemnification Events in accordance with the terms of the Escrow Agreement and that the Sellers shall be jointly and severally liable for any deficiency in the event the Escrow Holdback is insufficient to cover all such Losses.

11.2       Indemnification of Sellers.

The Purchaser shall and hereby does agree to reimburse, defend, indemnify and hold harmless the Sellers and all of their Affiliates and their respective shareholders, members, partners, principals, officers, directors, managers, employees, agents, representatives and successors and assigns from and against and in respect of any and all Losses that result from, relate to or arise out of:

(a)           any breach of any representation or warranty of the Purchaser contained herein or in any Ancillary Document; or

(b)           the failure of the Purchaser to perform any agreement or covenant on its part required to be performed hereunder, whether prior to, on or after the Closing Date (collectively, the “Sellers’ Indemnification Events” and together with the Purchaser’s Indemnification Events, the “Indemnification Events”):

11.3       Survival Periods.  The representations, warranties, covenants and agreements of the Sellers, the Corporation and the Purchaser, as applicable, contained in this Agreement will survive the Closing for a period of five (5) years following the Closing or the statute of limitations applicable to any claim asserted, whichever is greater; provided, however that the representations and warranties set forth in Section 5.1, 5.2, 5.3, 5.12, 5.18 and 5.21 shall survive the Closing indefinitely; provided, however, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this Section 11.3 will continue to survive if a notice seeking indemnification shall have been timely given under this Article XI on or prior to such termination date, until the related claim for indemnification has been fully satisfied or otherwise completely and finally resolved pursuant to this Article XI.

11.4       Notice; Indemnity Claim Procedures.

(a)           Within thirty (30) days after receipt by an indemnified party (the “Indemnified Party”) of notice of the assertion of any claim or potential claim by a person not a party to this Agreement (a “Third Party Claim”) with respect to which such Indemnified Party expects to make a request for indemnification hereunder, such Indemnified Party shall give the indemnifying party (the “Indemnifying Party”) written notice describing such claim in reasonable detail; provided, however, that the failure to so notify within such thirty (30) day period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent of actual damages incurred by the Indemnifying Party as a result of such failure.  The Indemnifying Party shall, upon receipt of such notice, be entitled to participate in, or at the Indemnified Party’s option, assume the defense, appeal or settlement of, such claim with respect to such indemnity which has been invoked, with counsel selected by the Indemnifying Party and approved by the Indemnified Party (which approval shall not be unreasonably withheld).  The Indemnified Party will cooperate with the Indemnifiying Party in connection with Third Pary Claims at the Indemnifying Party’s cost and expense.  The settlement of any Third Party Claim shall be made by the party who has assumed the defense, appeal or settlement thereof in accordance with this paragraph but shall not be made without the consent of the other party, unless the terms of such settlement or compromise involves only the payment of money without any admission of wrongdoing by the party on whose behalf the settlement or compromise is to be made.  In the event the Indemnifying Party fails to assume the defense, appeal or settlement of such claim within ten (10) days after receipt of notice thereof from the other party, the Indemnifying Party shall have the right (at the sole cost and expense of the other party) to undertake the defense or appeal of, or settle or compromise, such claim on behalf of and for the account and risk of the Indemnifying Party.

(b)           Any indemnifiable claim that is not a Third Party Claim shall be asserted by prompt written notice to the Indemnifying Party.  If the Indemnifying Party does not respond to such notice within five (5) days of such written notice, it shall have no further right to contest or dispute the validity of such indemnity claim.  In the event that a dispute arises between the Indemnifying Party and the Indemnified Party as a result of any such indemnity claim, the parties shall attempt in good faith to negotiate a resolution thereof for a period of thirty (30) days; provided, however, that the foregoing shall not preclude the assertion by the Indemnified Party of any right hereunder or the seeking of any and all remedies permitted hereunder against the Indemnifying Party for any such claim.

(c)           No knowledge or investigation by or on behalf of any Indemnified Party prior to or subsequent to the date hereof with respect to any fact or other matter relating to a representation of warranty made hereunder by an Indemnifying Party shall be deemed or constitute a waiver of such Indemnified Party’s right to enforce any covenant, representation or warranty of the Indemnifying Party hereunder or affect the right of the Indemnified Party to indemnification hereunder, unless such fact or matter is specifically disclosed by the Indemnifying Party in this Agreement or the Schedules hereto (except for any disclosed Claim  which constitutes a Purchaser’s Indemnification Event), it being the intent of this paragraph  that the Indemnified Party be able to rely on such representations and warranties regardless of any such knowledge or investigation.  Any waiver of a party’s right to indemnification under this Agreement must be express and in writing.

11.5       Right of Set-Off.  Notwithstanding any of the terms and provisions contained herein to the contrary, should any claims for indemnification be made by the Purchaser against the Sellers in good faith arising out of the Purchaser’s Indemnification Events pursuant to the provisions of Article XI and the Sellers shall fail to indemnify the Purchaser for the Losses relating thereto within twenty (20) business days thereafter then, in addition to the Purchaser’s rights to satisfy such Losses in accordance with the terms of the Escrow Agreement, the Purchaser shall have the right (but no obligation), in the exercise of its good faith judgment and following written notice and an opportunity to cure to the Sellers’ Representative, to withhold, set-off and deduct the amount of the Losses from or against any payments due to the Sellers’ Representative under any of the Promissory Notes then or thereafter due and payable to the Sellers’ Representative; provided, however, that any amount that may be withheld, set-off or deducted pursuant to this Section 11.5 shall be reduced by any amounts actually paid on such claim to the Purchaser Indemnified Party by the Sellers pursuant to the provisions of this Article XI; provided, further, that if it is finally determined that the Purchaser was not entitled to indemnification pursuant to the provisions of this Article XI, such amount, plus interest thereon accruing as the rate of ten percent (10%) per annum, shall be paid to the Sellers’ Representative in accordance with the terms of the Promissory Notes.  This Section 11.5 shall not prohibit, impair, restrict or limit any other rights or remedies a Purchaser may have against the Sellers as a result of a breach of any representation, warranty or covenant hereunder, whether contractual, at law or in equity.  This Section 11.5 shall not prohibit, impair, restrict or limit any other rights or remedies of Seller to contest a Purchaser Indemnified Party’s claimed right to set-off the amounts otherwise due under the Promissory Notes.

11.6       No Consequential or Incidental Damages.  Notwithstanding any other provision hereof, neither the Purchaser nor the Sellers will have any liability for any matter arising under this Agreement or as a result of or in connection with the transaction described herein or for any matter relating to the Stock, for loss, damages or other form of monetary relief, compensation or remedy, except for the actual amount of damages incurred as a result of such matter, condition, event or occurrence, and neither party will have a right to, nor will a party claim, demand, seek, or pray for any relief in the form of consequential or incidental damages, including, but not limited to, any claim for "lost opportunities," "changes in markets," "lost tax benefits," or the like, except insofar as the same are expressly permitted by a specific provision of this Agreement (e.g., the right to attorneys' fees and costs as allowed hereunder).

ARTICLE XII

TAX MATTERS

12.1       Tax Liabilities and Benefits.  All Tax liabilities imposed on the Corporation or for which the Corporation may otherwise be liable and/or Tax benefits with respect to Pre-Closing Tax Periods (other than Tax refunds resulting from the carry-back to the Pre-Closing Tax Periods of losses arising in Tax periods or portions thereof beginning after the Closing Date or any portion of a Straddle Tax Period after the Closing Date), shall be for the account of and paid by, and shall inure to the benefit of, the Sellers.  Tax liabilities imposed on the Corporation or for which the Corporation may otherwise be liable and/or Tax benefits with respect to Post-Closing Tax Periods (including Tax refunds resulting from the carry-back to Pre-Closing Tax Periods of losses arising in Post-Closing Tax Periods or any portion of a Straddle Tax Period after the Closing Date) shall be for the account of and paid by, and shall inure to the benefit of, the Purchaser.  For this purpose, Tax liabilities with respect to a Tax period which begins on or before and ends after the Closing Date (“Straddle Tax Periods”) shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date as follows: (a) in the case of Tax liabilities or benefits, other than those relating to income, profits, gains, sales, use or value added Taxes, on a per diem basis, and (b) in the case of Tax liabilities or benefits based on income, profits, gains, sales, use or value added, to the portion of such period ending on the Closing Date as though the Tax year or other Tax period of the Corporation terminated at the close of business on the Closing Date and based on accounting methods, elections and conventions that do not have the effect of distorting the allocation of income and expenses within a Tax year or other Tax period. In any event, the parties agree that the Sellers will be allocated the benefit of the net operating loss carry forward and other tax carry forwards as reflected on the Corporation’s 2010 federal income tax return, Form 1120,  for purposes of determining the allocation of the Taxes between the parties pursuant to this Article XII hereof.  In addition, any installments of estimated tax payments made by the Corporation prior to the Closing Date with respect to Tax Returns for all Tax Periods which have not been filed by the Closing Date shall inure to the benefit of the Sellers for purposes of determining the allocation of the Taxes between the parties pursuant to this Article XII hereof.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including, without limitation, any real property transfer Tax and other similar Tax) shall be borne and paid by the Sellers when due.  The Sellers shall, at their own cost and expense, timely file any Tax Return or other document with respect to such Taxes of fees.

12.2       Tax Indemnity.  In addition to and not in limitation of any other indemnity obligations of the Sellers contained in this Agreement, the Sellers, jointly and severally, shall indemnify and hold harmless the Purchaser from and against any Losses arising out of or attributable to (i) all Taxes (or the non-payment thereof) of the Corporation for all Pre-Closing Tax Periods and/or the portions of all Straddle Tax Periods through the close of business on the Closing Date, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Corporation (or any predecessor thereof) is or was a member at any time on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes imposed on the Corporation as a transferee or successor, by contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring before the Closing Date, (iv) any Tax imposed under Code Section 1374, or (v) any Tax imposed under Treasury Regulation Section 1.338(h)(10)-1(e)(5), and (vi) any state, local or foreign Tax imposed on the Sellers.

12.3       Tax Returns.

(a)           The Sellers shall prepare and timely file, or shall cause to be prepared and timely filed, the Tax Returns required to be filed by or with respect to the Corporation for calendar year 2011.  All Tax Returns required to be filed by the Sellers pursuant to this Section 12.3(a) shall be prepared on a basis consistent with the Tax Returns filed by or on behalf of the Corporation for the preceding Tax period.  In order to facilitate preparation of such Tax Returns, the Purchaser shall, within a reasonable period of time after the Sellers’ written request, provide the Sellers with such information as the Sellers shall identify that is reasonably necessary for preparing Tax Returns described in this Section 12.3(a).  Within 90 days after the Closing Date, the Sellers shall also prepare and provide to the Purchaser amendments to the eligible income Tax Returns for any open Pre-Closing Tax Periods to carry back, to the greatest extent possible, any loss arising with respect to the Pre-Closing Tax Period (the “Tax Return Amendments”).  The Sellers shall permit the Purchaser to review and comment on each such Tax Returns or Tax Return Amendments no later than thirty (30) days prior to the proposed filing date therefor (or, if earlier, the due date thereof) and shall make such revisions thereto as are reasonably requested by the Purchaser. Each Party shall fully cooperate with the other to permit such returns to be timely and accurately file.

(b)           The Purchaser shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Corporation for calendar year 2012 and all subsequent tax years.  In order to facilitate the preparation of Tax Returns, the Sellers shall, within a reasonable period of time after the Purchaser's written request, provide the Purchaser with such information as the Purchaser shall identify that is reasonably necessary for preparing Tax Returns described in this Section 12.3(b).  Such information shall be submitted in a form consistent with prior practices of the Corporation during the preceding Tax period. Each Party shall fully cooperate with the other to permit such returns to be timely and accurately file.

(c)           Except as otherwise provided in this Article XII, the Sellers shall pay (or reimburse the Corporation or the Purchaser for paying) and the Purchaser shall pay (or reimburse the Sellers for paying) the Taxes reportable on the Tax Returns referred to in Sections 12.3(a) and (b) (and any subsequent adjustments thereto) to the extent provided in Section 12.1 hereof.  Any reimbursements under this Section 12.3(c) shall be made within fourteen (14) days of receipt of written notice from the Purchaser or the Seller that such reimbursement is due. The Purchaser and the Sellers agree that any payment made pursuant to this Section 12.3(c) shall be treated as a decrease or increase, as the case may be, of the Adjusted Initial Purchase Price.

(d)           The Purchaser and the Sellers shall, and shall cause the Corporation, to (i) treat and report the transactions contemplated by this Agreement in all respects consistently with the provisions of this Agreement for all Tax purposes, and (ii) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

(e)           At all times after the Closing Date, the Purchaser shall have the right to control the conduct of all audit examinations or other administrative or judicial investigations, inquiries or proceedings with respect to Tax liability of the Corporation (each, a “Tax Contest”) and the Sellers shall provide reasonable cooperation and assistance in connection therewith.  The Purchaser shall use reasonable efforts to give notice to the Sellers of any Tax Contest which would be for the account or inure to the benefit of the Sellers, in whole or in part, pursuant to Section 12.1; provided, however, the Purchaser shall have no liability for the failure to give such notice except to the extent the Sellers are directly prejudiced or damaged by such failure).  In the case of a Tax Contest after the Closing Date that relates solely to income Taxes for  Pre-Closing Tax Periods, the Purchaser shall not settle, compromise and/or concede any portion of such Tax Contest that could affect such Tax liability of the Corporation (or portion thereof) without the written consent of the Sellers, which shall not be unreasonably withheld, conditioned or delayed.  The procedures set forth in this Section 12.3(e) shall be applied in lieu of the procedures set forth in Section 11.4 in the case of any Tax Contest.

12.4       Cooperation.   In connection with the preparation of Tax Returns and audit examinations relating to the Corporation or any of its Subsidiaries by any Governmental Authority or administrative or judicial proceedings resulting therefrom, the Sellers and the Purchaser will cooperate fully with one another, including, but not limited to, the furnishing or making available on a timely basis of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes.

12.5       Tax Elections.

(a)           No Change or Other Election.  Without the prior written consent of Purchaser, no Seller shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Corporation, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Corporation, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Purchaser or of the Corporation for any period ending after the Closing Date or decreasing any Tax attribute of the Corporation existing on the Closing Date.

(b)           Survival.  Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties contained in this Article XII shall survive the Closing and shall remain in full force until ninety (90) days after the expiration of the applicable statute of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

ARTICLE XIII

TERMINATION

13.1       Right to Terminate Agreement..  This Agreement may be terminated prior to the Closing:

(a)           by the mutual agreement of the Sellers and the Purchaser;

(b)           by the Purchaser at any time after December 31, 2011 (or March 1, 2012, if the Closing Date is extended as provided in Section 4.1 hereof) if any condition set forth in Article VIII hereof shall not have been satisfied by the Sellers or waived by the Purchaser (provided that the Purchaser is not in material breach of this Agreement), or at any time prior to the Closing Date if the Sellers or the Corporation shall be in material breach of this Agreement and the Sellers and/or the Corporation shall not have cured such material breach within 15 days of written notice to cure from the Purchaser;

(c)           by the Sellers at any time after December 31, 2011 (or March 1, 2012, if the Closing Date is extended as provided in Section 4.1 hereof) if any condition set forth in Article IX shall not have been satisfied by the Purchaser or waived by the Sellers (provided that the Sellers and the Corporation are not in material breach of this Agreement), or at any time prior to the Closing Date if the Purchaser shall be in material breach of this Agreement and the Purchaser shall not have cured such material breach within 15 days of written notice to cure from the Purchaser;

(d)           by the Purchaser if any information delivered to the Purchaser pursuant to Section 7.16 causes any representation or warranty of the Sellers and the Corporation to be inaccurate or untrue; or

(e)           by the Purchaser at any time, if a Material Adverse Effect has occurred.

13.2       Effect of Termination.  Upon the termination of this Agreement pursuant to Section 13.1, each party shall pay its own costs and expense relating to this Agreement, provided, that termination of this Agreement shall not release any party from any liability which such party may have for any breach of any representation, warranty, agreement or covenant made by such party or for any expense which under the provisions of this Agreement such party agrees to bear; provided, further that the maximum amount of liability of the Purchaser, on the one hand, or the Sellers and the Corporation, on the other hand, resulting from the termination of this Agreement by any party hereto pursuant to Section 13.1 shall not exceed the amount of $100,000, which amount shall include the Deposit.  If the Purchaser fails to close the transactions contemplated hereunder following the satisfaction of all of the Purchaser’s conditions to close set forth in Article VIII, the Sellers are not in material breach of this Agreement and are otherwise ready, willing and able to close, the Purchaser shall pay to the Sellers’ Representative a termination fee in the amount equal to $100,000 (the “Purchaser Termination Fee”), payment of which shall be fully satisfied by the Escrow Agent remitting the Deposit directly to the Sellers’ Representative.  In no event shall the Purchaser be required to pay the Purchaser Termination Fee on more than one occasion and the right of the Sellers’ Representative to receive payment of the Purchaser Termination Fee shall be the sole and exclusive remedy of the Sellers, the Corporation or any of their respective Affiliates against the Purchaser or any of its Affiliates.  Upon payment of the Purchaser Termination Fee in accordance with this Section 13.2, none of the Purchaser or any of its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or any of the Ancillary Documents or the transactions contemplated hereby.

13.3         Purchaser’s Right to Specific Performance.  Sellers agree that Purchaser will sustain irreparable harm in the event that the Closing does not occur in accordance with the terms of this Agreement, despite the conditions to Seller’s obligations to close as set forth in Article VII hereof having been satisfied or waived, and Purchaser not being in breach of this Agreement and otherwise ready, willing and able to consummate the Closing hereunder.  In such event, Purchaser may, at its sole election, seek an injunction to prevent a breach of Seller’s obligation to consummate the Closing and shall be entitled to enforce its right to specific performance of this Agreement by Seller.

ARTICLE XIV

MISCELLANEOUS

14.1         Broker Fees.  Each Seller and the Purchaser represent and warrant to the other that it did not consult with any broker or finder other than Doug Oquist (“Broker”) on behalf of the Seller, with regard to the transactions contemplated by this Agreement.  Any commission or other amounts payable to Broker shall be the sole responsibility of the Sellers and Sellers shall fully indemnify the Purchaser and the Corporation with respect to any amounts payable to Broker.  The Sellers, on one hand, and the Purchaser, on the other hand, hereby agree to indemnify the other from and against any and all broker's or finder's fees or commissions arising out of a breach of such representation and warranty.  The foregoing indemnity obligation shall survive the Closing..

14.2        No Waiver.  No failure on the part of any party hereto at any time to require the performance by any other party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of any party hereto of any term of this Agreement shall be taken or held to be a waiver of any other term hereof or the breach thereof.  Any waiver hereunder shall only be effective if in writing and signed by the party sought to be charged therewith, and such waiver shall only be effective for the instance and express purpose for which it was given.

14.3        Entire Agreement; Written Modifications.  This Agreement and the Ancillary Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof; all representations, warranties, promises and prior or contemporaneous understandings among the parties with respect to the subject matter hereof are merged into and expressed herein; and any and all prior agreements among the parties with respect to the subject matter hereof are hereby cancelled.  This Agreement may only be amended, modified or supplemented by a  written agreement executed by the Purchaser and the Sellers.

14.4        Binding Effect; Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of each of the parties hereto.  This Agreement may not be assigned by either of the parties hereto, except that Nevada Gold may assign its rights and obligations hereunder to any of its Affiliates.

14.5        No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right, benefit, priority or interest in, under or because of the existence of, this Agreement.

14.6        Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be sent by (a) hand delivery, (b) reputable overnight courier providing a receipt against delivery, (c) registered or certified mail, return receipt requested, or (d) facsimile or electronic transmission (provided that a notice by any other means permissible hereunder is sent concurrently with the telecopied notice) and shall be deemed given when received at the addresses set forth below:

If to Sellers:	A.G. Trucano, Son& Grandsons, Inc.
155 Sherman Street
Deadwood, South Dakota 57732
Attention:  Michael Trucano
Telecopy no.:
Email: mtrucano.agtrucano@midconetwork.com

With a copy to:	Richard A. Pluimer
Brady Pluimer Law Firm
135 E. Colorado Blvd.
Spearfish, SD 57783
Telecopy no.: (605) 722-9001
Email:  rpluimer@blackhillslawyers.com

If to the Corporation:	A.G. Trucano, Son& Grandsons, Inc.
155 Sherman Street
Deadwood, South Dakota57732
Attention:  Michael Trucano
Telecopy no.:
Email: mtrucano.agtrucano@midconetwork.com

With a copy to:	Richard A. Pluimer
Brady Pluimer Law Firm
135 E. Colorado Blvd.
Spearfish, SD 57783
Telecopy no.:(605) 722-9001
Email: rpluimer@blackhillslawyers.com

If to Nevada Gold or the Purchaser:	Nevada Gold & Casinos, Inc.

50 Briar Hollow Lane, Suite 500W
Houston, Texas77027
Attention:  Robert B. Sturges
Chief Executive Officer
Telecopy no.:  (713) 621-6919
Email: rsturges@nevadagold.com

With a copy to:	Wolff & Samson PC
The Offices at Crystal Lake
One Boland Drive
West Orange, New Jersey07052
Attn:  David M. Hyman, Esq.
Telecopy no.: (973) 530-2209
Email: dhyman@wolffsamson.com

or such other party or address as may be expressly designated by a party by notice given in accordance with the foregoing provisions.

14.7        Cooperation.  Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts both prior to and subsequent to the Closing Date to take, or cause to be taken, such actions and to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

14.8        Headings; Gender.  All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

14.9        Schedules and Exhibits.  All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

14.10      Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11      Counterparts.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

14.12        Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of Texas without regard to its conflict of laws principles, except as to those specific matters regulated by the South Dakota Commission on Gaming which shall be governed by the laws of South Dakota.

14.13        Construction.  Each party hereby acknowledges and agrees that it and its independent counsel have had an opportunity to review and make changes to this Agreement and that the normal rule of construction, whereby ambiguities are resolved against the drafting party, shall be inapplicable to this Agreement and the construction hereof.

14.14        Disputes.  Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Houston, Texas, or any state court located in Harris County, Texas in any action, suit or proceeding arising out of, relating to or in connection with this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court.  Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

14.15        Joint and Several Obligation.  Subject to the provision of Section 11.1(b), all covenants, obligations and liabilities of the Sellers and the Corporation under this Agreement shall be joint and several.

14.16        General Rules of Construction.  For all purposes of this Agreement:  (i) the terms defined in this Agreement include the plural as well as the singular; (ii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (iv) “including” and “includes” shall be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; (v) any definition of or reference to any Legal Requirement, agreement, instrument or other document herein shall be construed as referring to such Legal Requirement, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, provided that any representations or warranties hereunder relating to such items shall, except as the context otherwise requires or as otherwise expressly set forth herein, be made solely as of the date of this Agreement; (vi) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder and existing as of or prior to the date of this Agreement; (vii) any reference in this Agreement to “the statute of limitations” means (A) with respect to a claim of one party against another party arising out of breach of a covenant contained in this Agreement, the statute of limitations applicable to a breach of contract claim, (B) with respect to a claim for indemnification arising out of a breach of a representation or warranty or other undertaking contained in this Agreement in which the Losses result from a Third Party Claim, the statute of limitations, if any, applicable to the claim made by such third party (and, for the avoidance of doubt, not the statute of limitations applicable to a breach of this Agreement); and (C) with respect to any other claim of one party against another party arising out of a breach of any representation or warranty, the statute of limitations applicable to the subject matter of the representation or warranty; provided, however, if there is no statute of limitations applicable to the subject matter, the related representation or warranty shall survive indefinitely.

14.17      Sellers’ Representative.

(a)           Each Seller hereby irrevocably constitutes and appoints Michael Trucano, as his, her or its representative, attorney-in-fact and agent (the “Sellers’ Representative”) with full powers of substitution to act in the name, place and stead of such Seller with respect to the performance on behalf of such Seller under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including, without limitation, to:

(i)           modify, amend or waive any of the terms and provisions of this Agreement and the Ancillary Documents in any manner that does not differentiate among the Sellers, the execution of such modification, amendment or waiver by the Sellers’ Representative to be conclusive evidence of such approval;

(ii)           accept from the Purchaser on behalf of such Seller any or all of the portion of the Purchase Price or the Promissory Notes payable or issuable to such Seller;

(iii)           deal with and decide at the discretion of the Sellers’ Representative all claims and other matters under Article III and Article XI of this Agreement that do not differentiate among the Sellers, including full power and authority to settle any claim by the Purchaser against the Sellers, and to institute, pursue, settle and waive any claim by the Sellers against the Purchaser;

(iv)           execute and deliver any certificate, notice, receipt, request or other document or instrument provided for in, or pursuant to, this Agreement (including, without limitation, the Ancillary Documents, any other exhibits and filings contemplated by this Agreement and the Ancillary Documents), and to take any and all other action pursuant thereto that such Seller could do; provided that such appointment shall be limited to the execution and delivery of documents, and the taking of actions, that do not differentiate among the Sellers;

(v)           employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Sellers’ Representative, in its sole discretion (but only as long as such advice is sought for the benefit of the Sellers), deems necessary or advisable in the performance of the duties of the Sellers’ Representative; and

(vi)           act for each Seller with respect to the Escrow Agreement, including disputing any claim against the Escrow Amount made by Purchaser;

All actions taken by the Sellers’ Representative pursuant to this Section 14.17 shall be binding upon the Sellers, their successors, assigns, heirs and representatives as if expressly confirmed and ratified in writing by each of them.  All actions required or permitted under this Agreement or any Ancillary Document to be taken prior to, at or following the Closing by the Sellers, and all notices to be given prior to, at or following the Closing by or to the Sellers, shall be effective if so taken or given by or to the Sellers’ Representative, and the Purchaser shall be entitled to fully rely thereon without any further inquiry, investigation or any other action by the Purchaser.

(b)           Each Seller hereby acknowledges and agrees that (i) the appointment herein of the Sellers’ Representative as his, her or its representative, attorney-in-fact and agent for the purposes set forth herein shall be deemed coupled with an interest and is irrevocable and revokes any power of attorney heretofore granted that authorized any other person or persons to represent such Seller with regard to the transactions hereby contemplated; (ii) any amount payable by the Purchaser to such Seller hereunder shall be deemed paid when such amount is paid to the Sellers’ Representative as provided herein; and (iii) such Seller’s irrevocable appointment of the Sellers’ Representative has been requested by the Purchaser as a condition to Purchaser’s execution, delivery and performance of this Agreement and constitutes material consideration to the Purchaser without which the Purchaser would not have entered into this Agreement.

(c)           The Sellers’ Representative shall not by virtue of this Agreement or the transactions contemplated hereby have a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Sellers’ Representative shall act for each Seller, as applicable, on all of the matters set forth herein in accordance with the limitations provided herein and in the manner the Sellers’ Representative believes to be in the best interest of such Seller, as applicable, but the Sellers’ Representative shall not be responsible to any Seller, as applicable, for any loss or damage such Seller may suffer by reason of the performance by the Sellers’ Representative of its duties hereunder, other than loss or damage arising from willful misconduct or gross negligence of the Sellers’ Representative. The Sellers’ Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which such Seller is determined to have been entitled.  Neither the Sellers’ Representative nor any agent or representative employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Sellers’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.  Each Seller hereby expressly acknowledges and agrees, that the Sellers’ Representative is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement, and that any person shall be entitled to rely on any and all action taken by the Sellers’ Representative hereunder without liability to, or obligation to inquire of, any Seller, as applicable.

(d)           Each Seller hereby expressly acknowledges and agrees that in connection with the appointment of the Sellers’ Representative pursuant to this Section 14.17, the Sellers’ Representative shall have the right to withhold assets, pro rata in accordance with each Seller’s percentage ownership of the Stock, including any consideration or monies received by it at the Closing or thereafter on behalf of the Sellers prior to distribution to the Sellers in accordance with the Sellers’ respective interests therein, to the extent of any amount that the Sellers’ Representative deems necessary, exercising good faith and its commercially reasonable judgment, for payment of or as a reserve against expenses of the Sellers in connection with the transactions contemplated by this Agreement or potential claims that may arise against the Sellers under this Agreement, including any claims under Article XI, and shall have the right to pay such expenses or claims with any assets withheld by it prior to distribution to the Sellers.

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have executed and delivered or caused to be executed and delivered by its duly authorized officers this Agreement on the day and year first above written.

SELLERS:

/s/ Michael Trucano
Michael Trucano

Address:

/s/ Anthony Burns
Patricia Burns, by Anthony Burns power of attorney

Address: 512 Dam View Road
Box Elder, South Dakota 57719

CORPORATION:

A.G. TRUCANO, SON &
GRANDSONS, INC.

By:	/s/ Michael Trucano
Name: Michael Trucano
Title: President

NEVADA GOLD:

NEVADA GOLD & CASINOS, INC.

By:	/s/ Robert B. Sturges
Name: Robert B. Sturges
Title: Chief Executive Officer

PURCHASER:

NG SOUTH DAKOTA, LLC

By:	/s/ Robert B. Sturges
Name: Robert B. Sturges
Title: Manager

EXHIBIT A

Seller Name	Class and Number of Shares of Stock Owned	Stock Certificate No(s).

Michael Trucano	210 Shares of Common Stock

Patricia Burns	90 Shares of Common Stock

EXHIBIT C

Definitions

 “Affiliate” (whether or not capitalized herein), when used with respect to any “person”, shall mean all “persons” controlling, controlled by or under common control with such “person”, “control” being the power to direct the management or policies of a “person” (and in the case of an individual, the actions of such individual) whether by equity ownership, contract, family relationship or otherwise.  Any reference to a “person” or “third party” herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

“Average Share Price” shall mean the average per share closing price of the Nevada Gold Common Stock listed on the NYSE AMEX Stock Exchange under the symbol “UWN” for the seven (7) consecutive trading day period ending on the trading day immediately prior to the public announcement of the entering into of this Agreement by the Purchaser.

 “Books and Records” shall mean all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets and properties of the Corporation, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, approvals, permits, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans, in any form or medium, and wherever located.

 “Claim” shall mean all complaints, causes of action, labor controversies, arbitrations, audits, hearings, investigations, litigation, suits, or other proceedings, whether instituted by Governmental Authorities or private persons or other third parties, whether at law or in equity, in contract, tort or otherwise, whether statutory or under common law, whether civil, criminal, administrative, investigative, regulatory, formal or informal, and whether known or unknown or fixed or contingent.

"Embargoed Person" shall mean any person subject to trade restrictions under Legal Requirements of the United States, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

“Estimated Tax Payment” shall mean the dollar amount estimated to be owed by the Corporation to the IRS or other taxing authority for federal, state and local income taxes due and payable for the fiscal year ended December 31, 2011 to be paid by the Corporation to the IRS or such other taxing authority on or before the Closing.

 “Hazardous Waste” shall have the meaning given to such term in the Federal Solid Waste Disposal Act, as amended by RCRA, and the regulations promulgated thereunder or under any similar Environmental Law dealing with the generation, transport, storage, treatment, handling, release, emission, discharge or disposal of hazardous wastes and shall also include all other substances which are toxic, explosive, corrosive, flammable, infective, radioactive, carcinogenic, mutagenic or otherwise hazardous and are or become regulated by any Governmental Authority, or the presence of which causes or threatens to cause a nuisance or a hazard to health and safety.

“Hazardous Substances” shall have the meaning given to such term in CERCLA and the regulations promulgated thereunder or under any similar Environmental Law dealing with the generation, transport, storage, treatment, handling, release, emission, discharge or disposal of hazardous substances or the presence of which requires investigation or remediation under any federal, state or local statute, rule, regulation, ordinance, order, action, policy or under common law, including all petroleum products and shall also include all other substances which are toxic, explosive, corrosive, flammable, infective, radioactive, carcinogenic, mutagenic or otherwise hazardous and are or become regulated by any Governmental Authority, or the presence of which causes or threatens to cause a nuisance or a hazard to health and safety.

 “Indebtedness” shall mean any and all indebtedness, short and long-term, of the Corporation in respect of borrowed money or capitalized lease obligations or represented by notes, bonds, debentures, agreements or other instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance of deferred and unpaid portion of the purchase price of any property (other than ordinary trade payables constituting current liabilities), in each case together with all accrued interest thereon and applicable prepayment premiums.

"Intellectual Property" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade drafts, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) mask works and registrations and applications for registration thereof, (iv) to the extent existing inventions, trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information (including, without limitation, player profiles), player development programs and related tools and materials, marketing, promotional or campaign materials, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, websites and internet domain names, (v) other proprietary rights relating to any of the foregoing (including, without limitation, remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), and (vi) copies and tangible embodiments thereof patents and patent rights, inventions, processes, formulae, copyrights and copyright rights, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes), domain names and related documentation, technical information, manufacturing, engineering and technical drawings, know how and all pending applications for and registrations of patents and copyrights.

“GAAP” means generally accepted accounting principles, consistently applied throughout the specified period.

2

“Knowledge” or “knowledge” shall mean, with respect to a corporation or other entity, the knowledge of any of the shareholders, directors and officers or other persons holding equivalent positions of such entity, and in all cases with respect to any individual or entity, after due inquiry or investigation of the matters relating to the applicable representation or warranty.  Without limiting the foregoing, for purposes of Article V, “knowledge” of the Corporation shall include the knowledge of Michael Trucano.

 “Material Adverse Effect” shall mean (i) any material adverse change in or effect on the Business, prospects, condition (financial or otherwise), results of operation or the assets and properties of the Corporation, or on its ability perform its obligations hereunder, (ii) the Corporation operating less than 900 slot machines at not less than 19 operator locations, (iii) when used with respect to a Seller, any material adverse change in or effect on the ability of such Seller to perform its obligations hereunder, (iv) any event, occurrence, change in facts, conditions or other change or effect which has resulted in a 10% or greater decline in the Corporation’s current combined year-to-date Gaming Total (as defined below) compared to the combined Gaming Total for the identical year-to-date period in the immediately preceding calendar year, (iv) a change in any applicable federal or state laws prohibiting, or restricting or limiting in any material manner, the conduct of the Business, (v) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the operating leases, personal property leases or equipment of the Corporation in an aggregate amount exceeding $25,000, whether as a result of fire, earthquake, flood, act of God or other event, (vi) the commencement of any action of eminent domain or similar proceedings by any Governmental Authority which could materially impair or limit the conduct of the Business or (vii) any strikes or significant labor difficulties which would materially impair the ability of the Corporation to conduct Business at any location.  As used herein, the term “Gaming Total” means the slot machine revenues at each operator location, as such sum has been historically calculated by the Corporation in its daily report.

“Nevada Gold Common Stock” shall mean the common stock, par value $0.12 cents per share, of Purchaser.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

 “Pollutants” shall mean all substances the emission or discharge of which is regulated pursuant to the Federal Water Pollution Control Act and the regulations promulgated thereunder, the Federal Clean Air Act and the regulations promulgated thereunder, or under any similar Environmental Law dealing with the generation, transport, storage, treatment, handling, release, emissions, discharge or disposal of pollutants and shall also include all other substances which are toxic, explosive, corrosive, flammable, infective, radioactive, carcinogenic, mutagenic or otherwise hazardous and are or become regulated by any Governmental Authority, or the presence of which causes or threatens to cause a nuisance or a hazard to health and safety.

3

 “Subsidiaries” shall mean, with respect to any person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such person, directly or indirectly, and (ii) any partnership, association, limited liability company, joint venture or other entity in which such person directly or indirectly has more than a 50% equity or other ownership interest.

 “Tax” or “Taxes” shall mean (a) any federal, state, local, foreign and other income, alternative or add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, value added, sales, use, excise (including the golden parachute excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the deferred compensation excise tax imposed by Section 409A of the Code, and the green mail excise tax imposed by Section 5881 of the Code), customs duties, transfer, conveyance, registration, stamp, documentation, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, real property transfer gains, personal property, ad valorem, intangibles, rent, occupancy, firearm, ammunition, license, occupation, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, withholding, estimated or any other tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including all interest, fees and penalties thereon and additions thereto whether disputed or not) imposed by any Governmental Authority, and (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above.

“Tax Deficiency Amount” shall mean the actual amount of federal income taxes due and past due for the fiscal year ended December 31, 2011 less the Estimated Tax Payment.

 “Tax Return” shall mean any return, declaration, report, estimate, claims for refund or information returns or statements relating to Taxes required to be filed by the Corporation, including any schedule or attachment thereto, and including any amendment thereof.

 “Toxic Substances” shall have the meaning given to such term in the Toxic Substances Control Act or the regulations promulgated thereunder or under any similar Environmental Law dealing with the generation, transport, storage, treatment, handling, release, emission, discharge or disposal of toxic substances.

4

Exhibit E

FIRST PROMISSORY NOTE

Borrower:	NG South Dakota, LLC	Lender:	Michael J. Trucano,
	50 Briar Hollow Lane, Suite 500W		Sellers’ Representative
	Houston, TX 77027		155 Sherman Street
Deadwood, SD 57732

Principal Amount: $1,425,000	Date of Note: _______________

PROMISE TO PAY.  NG SOUTH DAKOTA, LLC (“Borrower”) promises to pay to MICHAEL J. TRUCANO, as Sellers’ Representative under the Stock Purchase Agreement, (“Lender”), its successors and assigns, or order, in lawful money of the United States of America, the principal amount of One Million Four Hundred Twenty-five Thousand Dollars ($1,425,000), together with interest at the rate of six percent (6%) per annum on the unpaid principal balance from January 1, 2012, until paid in full.

PAYMENT.  Borrower will pay this Note in fifty nine (59) equal monthly principal installments of Ten Thousand Dollars ($10,000) each, together with accrued interest thereon, and one final payment estimated in the sum of $839,175.  Borrower’s first monthly principal  and accrued interest installment  shall be due and payable on the 1st day of February, 2012, and on or before the 1st day of each month thereafter until the 1st day of January, 2017, at which time the remaining principal balance and accrued interest shall be payable in full, according to the amortization schedule attached hereto.

The unpaid principal of the Note shall be payable on the earlier to occur of the following:
a)           January 1, 2017; or
b)           Such earlier date as payment hereunder shall have been accelerated by virtue of the occurrence of an Event of Default hereunder, at which time the entire unpaid principal balance hereof and all accrued and unpaid interest thereon, and all other charges payable pursuant to the terms hereof shall, in any event be fully due and payable.

On January 1, 2017, the entire principal balance, together with all accrued and unpaid interest, shall be due and payable in full.   All payments shall be applied first to any costs of collection, then to late charges, then to interest and then to the principal balance.  If a default exists, the Lender may apply any payments received to principal, interest, late charges or other amounts due from Borrower in such order as Lender, in Lender’s sole discretion, shall determine.  If any payment of principal, interest, late charge or any other sum required to be made hereunder shall become due and payable on a day other than a business day, the due date of such payment shall be extended to the next succeeding business day and interest thereon shall be payable at the applicable interest rate during such extension.

Borrower shall make all payments to the Escrow Agent, Lawrence Title Company, Spearfish, South Dakota.

INTEREST CALCULATION METHOD.  Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this Note is computed using this method.

PREPAYMENT.  Borrower may pay all or a portion of the amount owed earlier than it is due.    Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to Lender.

LATE CHARGE.  If a payment is ten (10) days or more late, Borrower will be charged 2.000% of the regularly scheduled payment or $200.00, whichever is greater. This late charge shall apply individually to all payments past due and there will be no daily pro rata adjustment.  This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights that the Lender may have, including the right to declare the entire principal balance and all accrued interest to be immediately due and payable.

INTEREST AFTER DEFAULT.  Upon default, including failure to pay upon final maturity, then, at the option of the Lender, during the entire period during which such default shall occur and be continuing and whether or not the Lender has exercised Lender’s option to accelerate the maturity of this Note and declare the entire principal balance due and payable, the interest rate of this Note shall be increased by adding a 3.000 percentage point margin (“Default Rate Margin”).  However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT.  Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default.  Borrower fails to make any payment within ten (10) days after any payment  becomes due under the Note.

Other Defaults.  Borrower fails to comply with or to perform any other material term, obligation, covenant or condition contained in this Note, and such failure is not cured with ten (10) days following notice to Borrower, or if default occurs with respect to any other term or condition or event of default as defined under the terms of the Stock Purchase Agreement or in the event a default occurs under any loan document including any Security Agreement executed in accordance with this Note and Stock Purchase Agreement, then the entire principal balance with accrued interest thereon and late charges, if any, shall become immediately due and payable at the option of the Lender.

Insolvency.  The dissolution of Borrower (regardless of whether election to continue is made), or any other termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or by other method, by any creditor of Borrower or by any governmental agency against a material portion of the Collateral securing the Indebtedness.  However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding in an amount determined by Lender, in Lender’s sole discretion, as being an adequate reserve or bond for the dispute.

LENDER’S RIGHTS.  Upon an event of default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES.  Lender may hire or pay a third party to help collect this Note if Borrower does not pay.  Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs in addition to all other sums provided by law.

GOVERNING LAW.  This Note will be governed, construed and enforced by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of South Dakota without regard to its conflicts of law provisions.  This Note has been accepted by Lender in the State of South Dakota.

WAIVER OF TRIAL BY JURY; JURISDICTION AND VENUE; SITUS OF TRANSACTION.  The Borrower hereby waives any right it may have to a trial by jury in any action relating to or arising under this Note.  At the option of the Lender, this Note may be enforced in any United States District Court in South Dakota or in the Circuit Court, Fourth Judicial Circuit, Lawrence County, South Dakota; the Borrower consents to the jurisdiction and venue of any such court and waives any argument that venue in such forums is not convenient.  In the event the Borrower commences any action in another jurisdiction or venue under any tort or contract theory arising directly or indirectly from the relationship created by this Note, the holder at their option shall be entitled to have the case transferred to the jurisdiction and venue above described, or if such transfer cannot be accomplished under applicable law, to have such case dismissed without prejudice.

COLLATERAL.  Borrower acknowledges that this Note is secured by a first lien and security interest in the assets of Borrower, including the stock owned by Borrower, pursuant to a Security Agreement (Exhibit F hereto).

STOCK PURCHASE AGREEMENT.   Stock Purchase Agreement dated October ___, 2011, the terms of which are fully incorporated herein by this reference.

SET OFF RIGHTS UNDER STOCK PURCHASE AGREEMENT.  Without intending to limit all terms of the Stock Purchase Agreement, Borrower shall have that right of set-off set forth in Article 11.5 therein.

DEFINITIONS.  For the purposes of this Note, all terms not specifically defined in this Note shall have the same meaning as terms defined in the Stock Purchase Agreement dated October ___, 2011, and the Security Agreement (Exhibit F) executed in accordance with Stock Purchase Agreement.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon Borrower, and upon Borrowers’, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS.  If any part of this Note cannot be enforced, that fact will not affect the rest of the Note.  Time is of the essence in the performance of this Note. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of any such right or of any other remedy under this Note.  A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.  Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker, or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE.  BORROWER AGREES TO THE TERMS OF THE NOTE. BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

NG SOUTH DAKOTA, LLC

By:
Name: Robert B. Sturges
Title: Manager

Exhibit F

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, is made and entered into this _____ day of ___________, 2011, by and between NG SOUTH DAKOTA, LLC, a South Dakota Limited Liability Company, having an address at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027 (“Borrower”); and, A.G. TRUCANO, SON & GRANDSONS, INC., a South Dakota corporation, having an address of 155 Sherman Street, Deadwood, South Dakota, 57732 (the “Corporation”) and MICHAEL J. TRUCANO, as Sellers’ Representative, of 155 Sherman Street, Deadwood, South Dakota 57732 ("Secured Party").

1.           SECURITY INTEREST:  This security interest secures the payment of the principal sum of One Million Eight Hundred Twenty-five Thousand Dollars ($1,825,000) payable pursuant to the Stock Purchase Agreement dated October __, 2011, evidenced by and to be paid by Borrower in accordance with First Promissory Note dated _______________ in the original principal amount of One Million Four Hundred Twenty-five Thousand Dollars ($1,425,000) , the Second Promissory Note dated _______________  in the original  principal sum of Four Hundred Thousand Dollars ($400,000), and the Third Promissory Note dated ________________ in the original principal sum of __________________ ($__________), if executed, and all extensions, renewals and replacements thereof.  All of the described obligations are hereinafter collectively referred to as the "Secured Obligations".  Borrower and the Corporation, to the extent applicable, grants Secured Party a security interest in the following property (referred to as "Collateral"):

All assets of A.G. Trucano, Son & Grandsons, Inc., utilized in the Business in Deadwood, South Dakota, including all vehicles, slot machines, equipment, furnishings, fixtures, contract rights, amounts and accounts receivable, receivables, all general intangibles, all inventory, and all other goods and personal property of the debtor, whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by debtor, and wherever located; and to the extent not otherwise included, all proceeds of each of the foregoing with all of the accessions to, substitution and replacements therefore, and rents, profits, and products of each of the foregoing, and including all stock of A.G. Trucano, Son & Grandsons, Inc.

2.           The Corporation warrants, represents and agrees that all tangible Collateral is or will be used for Commercial purposes.

3.           The Collateral is located in Deadwood, Lawrence County, South Dakota.  The Collateral will not be removed from Deadwood, Lawrence County, South Dakota, unless, prior to any such removal, Borrower has given written notice to the Secured Party of the location to which Borrower desires to remove the Collateral and Secured Party has given written consent to such removal.  The location of Borrower’s principal office is the address set forth hereinabove.  Borrower will give Secured Party written notice of any change in Borrower’s address and/or principal place of business.

4.           The Corporation has or will acquire title to and will at all times keep the Collateral free of all liens and encumbrances, except the security interest created hereby and has full power and authority to execute this Security Agreement, to perform Corporation’s obligations hereunder, and to subject the Collateral to the security interest created hereby.   Corporation will pay all fees, assessments, charges or taxes arising with respect to the Collateral.  No financing statement or lien notation covering all or any part of the Collateral, except any which may have been filed by Secured Party, is on file in any public office.

5.           Borrower and Corporation will at any time or times hereafter execute such financing statements, lien notations on titles, and other instruments and perform such acts as the Secured Party may request to establish, maintain, perfect, and enforce Secured Party's security interest in the Collateral and rights under this Agreement, and will pay all costs of filing and recording.

6.           Borrower and Corporation will keep all tangible Collateral in good condition, normal depreciation excepted, and insured against loss or damage by fire (with extended coverage) theft, physical damage, and against such other risks, including without limitation public liability, in such amounts, in such companies, and upon such terms as Secured Party may reasonably require.  Borrower will obtain loss payable endorsements on applicable insurance policies in favor of Borrower and Secured Party as their interests may appear and will provide copies of the insurance policies to the Secured Party.  Borrower and Corporation shall cause each insurer to agree, by endorsement on the policy or policies or certificates of insurance issued, that such insurer will give 30 days' written notice to Secured Party before such policy will be altered or cancelled.  Borrower and Corporation irrevocably appoints Secured Party as Borrower’s and Corporation’s attorney in fact to make any claim for, to negotiate settlement of claims, to receive payment for, and to execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage under any insurance policy covering the Collateral.

7.           Upon default by Borrower and Corporation, to the extent applicable, in performance of their obligations hereunder, Secured Party may, at its option (i) effect such insurance and repairs and pay the premiums therefore and the costs thereof; and, (ii) pay and discharge any fees, assessments, charges, taxes, liens and encumbrances on the Collateral.  All sums so advanced or paid by the Secured Party shall be payable by Borrower on demand with interest at the maximum rate allowed by law and shall be a part of the Secured Obligations.

8.           Borrower and Corporation will not sell, transfer, lease, or otherwise dispose of the Collateral, or attempt or offer to do any of the foregoing, without the prior written consent of Secured Party.  Proceeds of any sale or other disposition of Collateral, authorized or unauthorized, shall be paid directly to Secured Party.  Proceeds received by Borrower and Corporation are held as property of the Secured Party, to the extent of the Secured Obligations, as an express trust on behalf of Secured Party and shall be delivered to Secured Party in a form satisfactory to Secured Party.  No provision contained in this Agreement shall be construed to authorize any sale, transfer, lease or other disposition of the Collateral without the prior written consent of the Secured Party.

AT LEAST ANNUALLY, THE BORROWER AND CORPORATION SHALL SUPPLY SECURED PARTY AN UPDATED LISTING OF ALL COLLATERAL SUBJECT TO THIS SECURITY AGREEMENT.

9.           At all reasonable times, Borrower and Corporation will permit Secured Party or its agents to examine or inspect the Collateral, wherever located.

10.         Borrower and Corporation will promptly notify Secured Party of any material loss or damage to any of the Collateral.

11.         Secured Party shall have the authority (whether or not a default, as hereinafter defined, has occurred) but shall not be obligated to:  (a) notify any or all account debtors (as that term is defined in the Uniform Commercial Code) of Borrower and Corporation of the existence of Secured Party's security interest and to pay or remit all sums constituting proceeds of Collateral directly to the Secured Party or its nominee; (b) in the name of Borrower and/or Corporation or otherwise, to demand, collect, receive and receipt for, compound, compromise, settle, prosecute and discontinue any suits or proceedings in respect to any or all of the Collateral or proceeds thereof; (c) take any action with the Secured Party may deem necessary or desirable in order to realize on the Collateral including, without limitation, the power to perform any contract, to endorse in the name of Borrower and Corporation any checks, drafts, notes or other instruments or documents received in payment of or on account of the Collateral.

12.         The occurrence of any of the following events shall constitute a default:  (a) failure of Borrower and Corporation or of any co-maker, endorser, surety or guarantor to pay when due, following an applicable cure period, any amount payable under any of the Secured Obligations; (b) failure to perform any Agreement of Borrower and Corporation contained herein, and such failure continues for 10 days after notice thereof; (e) Borrower or Corporation becomes insolvent or are generally not paying their debts as such debts become due; (f) appointment of or assignment to a custodian, as that term is defined in the United States Bankruptcy Code for any property of Borrower or Corporation; or, loss, substantial damage to, destruction, theft, encumbrance, levy, seizure or attachment or any material portion of the Collateral; (g) commencement of any proceeding or filing of a petition by or against Borrower or Corporation under the provisions of the United States Bankruptcy Code for liquidation, reorganization or adjustment of debts, or under any insolvency law or other statute or law providing for the modification or adjustment of the rights of creditors; or (h) any event which results in the acceleration of the maturity of the indebtedness of Borrower and Corporation, to others under any indenture, or loan agreement.

13.         Whenever a default shall exist, Secured Party may, at its option and without demand or notice, declare all or any part of the Secured Obligations immediately due and payable, and Secured Party may exercise, in addition to the rights and remedies granted hereby, all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law.

14.         Borrower agrees, in the event of a default, to assemble the Collateral and make it available to Secured Party at a place or places designated by Secured Party and reasonably convenient to both parties, and to pay all costs of Secured Party, including reasonable attorney's fees, in the collection of any of the Secured obligations and the enforcement of any of the Secured Party's rights.  If any notification of intended disposition of any of the Collateral is required by law such notification shall be deemed reasonable and properly given if mailed at least ten (10) days before such disposition, postage prepaid, addressed to the Borrower at the address shown herein.  Secured Party's duty of care with respect to Collateral in its possession shall be deemed fulfilled if Secured Party exercise reasonable care in physically safekeeping such Collateral or, in case of Collateral in the custody or possession of a bailee or other third person, and Secured Party need not otherwise preserve, protect, insure or care for any Collateral.  Secured Party shall not be obligated to preserve any rights Borrower may have against prior parties, to realize on the Collateral at all or in any manner or order, or to apply any cash proceeds of Collateral in any particular order of application.

15.         No delay or failure by Secured Party in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by Secured Party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

16.         This Agreement shall be binding upon the parties hereto, and its  successors and assigns.

17.         This Agreement shall be governed by the laws of the State of South Dakota.

18.         For the purposes of this Security Agreement, all terms not specifically defined in this Security Agreement shall have the same meaning as terms defined in the Stock Purchase Agreement dated October  ___, 2011, and the Promissory Notes (Exhibits E and G) (Exhibit H if executed) executed in accordance with Stock Purchase Agreement. Except as specifically modified herein, all terms of the Stock Purchase Agreement are incorporated herein by reference.

19.         This Security Agreement may be executed in separate counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Security Agreement by signing any such counterpart.

[SEPARATE SIGNATURE PAGES FOLLOW]

Dated this _____ day of ____________, 2011.

BORROWER:

NG SOUTH DAKOTA, LLC

By:
Name: Robert B. Sturges
Title: Manager

Dated this _____ day of ____________, 2011.

SECURED PARTY:

Name:	Michael J. Trucano
Title:	Sellers’ Representative

Dated this _____ day of ____________, 2011.

CORPORATION:

A.G.TRUCANO, SON & GRANDSONS, INC.

By:
Robert B. Sturges
President

Exhibit G

SECOND PROMISSORY NOTE

Borrower:	NG South Dakota, LLC	Lender:	Michael J. Trucano,
	50 Briar Hollow Lane, Suite 500W		Sellers’ Representative
	Houston, TX 77027		155 Sherman Street
Deadwood, SD 57732

Principal Amount: $400,000	Date of Note: _______________

PROMISE TO PAY. NG SOUTH DAKOTA, LLC (“Borrower”) promises to pay to MICHAEL J. TRUCANO, as Sellers’ Representative under the Stock Purchase Agreement, (“Lender”), its successors and assigns, or order, in lawful money of the United States of America, the principal amount of Four Hundred Thousand Dollars ($400,000).

PAYMENT. Borrower will pay this Note in sixty (60) equal monthly principal installments of Six Thousand Six Hundred Sixty-six Dollars and Sixty-seven Cents ($6,666.67) each. Borrower’s first monthly principal installment shall be due and payable on the 1st day of February, 2012, and on or before the 1st day of each month thereafter until the 1st day of January, 2017, at which time the remaining principal balance shall be payable in full, according to the amortization schedule attached hereto.

The unpaid principal of the Note shall be payable on the earlier to occur of the following:
a)           January 1, 2017; or
b)           Such earlier date as payment hereunder shall have been accelerated by virtue of the occurrence of an Event of Default hereunder, at which time the entire unpaid principal balance hereof and all accrued and unpaid interest thereon, and all other charges payable pursuant to the terms hereof shall, in any event be fully due and payable.

On January 1, 2017, the entire principal balance, together with all accrued and unpaid interest, shall be due and payable in full. All payments shall be applied first to any costs of collection, then to late charges, then to interest and then to the principal balance. If a default exists, the Lender may apply any payments received to principal, interest, late charges or other amounts due from Borrower in such order as Lender, in Lender’s sole discretion, shall determine. If any payment of principal, interest, late charge or any other sum required to be made hereunder shall become due and payable on a day other than a business day, the due date of such payment shall be extended to the next succeeding business day and interest thereon shall be payable at the applicable interest rate during such extension.

Borrower shall make all payments to the Escrow Agent, Lawrence Title Company, Spearfish, South Dakota.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT. Borrower may pay all or a portion of the amount owed earlier than it is due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to Lender.

LATE CHARGE. If a payment is ten (10) days or more late, Borrower will be charged 2.000% of the regularly scheduled payment or $135.00, whichever is greater. This late charge shall apply individually to all payments past due and there will be no daily pro rata adjustment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights that the Lender may have, including the right to declare the entire principal balance and all accrued interest to be immediately due and payable.
INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, then, at the option of the Lender, during the entire period during which such default shall occur and be continuing and whether or not the Lender has exercised Lender’s option to accelerate the maturity of this Note and declare the entire principal balance due and payable, then interest shall accrue on this Note at the default rate of eight percent (8%) per annum on the remaining principal balance.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment within ten (10) days after any payment becomes due under the Note.

Other Defaults. Borrower fails to comply with or to perform any other material term, obligation, covenant or condition contained in this Note, and such failure is not cured within ten (10) days following notice to Borrower, or if default occurs with respect to any other term or condition or event of default as defined under the terms of the Stock Purchase Agreement or in the event a default occurs under any loan document including any Security Agreement executed in accordance with this Note and Stock Purchase Agreement, then the entire principal balance with accrued interest thereon and late charges, if any, shall become immediately due and payable at the option of the Lender.

Insolvency. The dissolution of Borrower (regardless of whether election to continue is made), or any other termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or by other method, by any creditor of Borrower or by any governmental agency against a material portion of the Collateral securing the Indebtedness. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding in an amount determined by Lender, in Lender’s sole discretion, as being an adequate reserve or bond for the dispute.

LENDER’S RIGHTS. Upon an event of default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay a third party to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed, construed and enforced by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of South Dakota without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of South Dakota.

WAIVER OF TRIAL BY JURY; JURISDICTION AND VENUE; SITUS OF TRANSACTION. The Borrower hereby waives any right it may have to a trial by jury in any action relating to or arising under this Note. At the option of the Lender, this Note may be enforced in any United States District Court in South Dakota or in the Circuit Court, Fourth Judicial Circuit, Lawrence County, South Dakota; the Borrower consents to the jurisdiction and venue of any such court and waives any argument that venue in such forums is not convenient. In the event the Borrower commences any action in another jurisdiction or venue under any tort or contract theory arising directly or indirectly from the relationship created by this Note, the holder at their option shall be entitled to have the case transferred to the jurisdiction and venue above described, or if such transfer cannot be accomplished under applicable law, to have such case dismissed without prejudice.

COLLATERAL. Borrower acknowledges that this Note is secured by a first lien and security interest in the assets of Borrower, including the stock owned by Borrower, pursuant to a Security Agreement (Exhibit F hereto).

STOCK PURCHASE AGREEMENT. Stock Purchase Agreement dated October __, 2011, the terms of which are fully incorporated herein by this reference.

SET OFF RIGHTS UNDER STOCK PURCHASE AGREEMENT.Without intending to limit all terms of the Stock Purchase Agreement, Borrower shall have that right of set-off set forth in Article 11.5 therein.

DEFINITIONS. For the purposes of this Note, all terms not specifically defined in this Note shall have the same meaning as terms defined in the Stock Purchase Agreement dated October ___, 2011, and the Security Agreement (Exhibit F) executed in accordance with Stock Purchase Agreement.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrowers’ successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, that fact will not affect the rest of the Note. Time is of the essence in the performance of this Note. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of any such right or of any other remedy under this Note.  A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker, or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE. BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

NG SOUTH DAKOTA, LLC

By:
Name: Robert B. Sturges
Title: Manager

Exhibit J

CONSULTING AGREEMENT

This Consulting Agreement is entered into effective the _____ day of ___________, 20___, by and between MICHAEL J. TRUCANO of 155 Sherman Street, Deadwood, South Dakota 57732, (referred to as “Consultant”); and, NG SOUTH DAKOTA, LLC, a South Dakota limited liability company, having an address at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, (referred to as “Purchaser”), and A.G. TRUCANO, SON & GRANDSONS, INC., a South Dakota Corporation of 155 Sherman Street, Deadwood, South Dakota 57732, (referred to as “Corporation”).

BACKGROUND AND PURPOSE

Pursuant to Stock Purchase Agreement dated the 18th day of October, 2011, (the “Agreement”), Purchaser is purchasing all of the issued and outstanding shares of capital stock of A.G. Trucano, Son & Grandsons, Inc., a South Dakota Corporation. Consultant is a major shareholder of Corporation and has been employed by the Corporation as its Chief Executive Officer for several years. As partial consideration for Purchaser’s purchase of the stock of Corporation, on the terms set forth herein, Corporation agrees to contract with Consultant, and Consultant agrees to provide consulting services to Corporation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Term: Purchaser agrees to retain Consultant as a consultant and the Consultant agrees to serve as such, for a period of up to one year following closing of the Agreement.

2.
Consulting Services:   Consultant will serve as a general advisor and consultant to Purchaser and Corporation on all matters pertaining to the business previously operated by Corporation with regard to the operation of such business and the education and training to be provided by Corporation’s staff and management. Consultant’s services will generally be provided on a full-time basis for reasonable time following the closing of the sale transaction. At such time as Corporation’s management team is trained in the operations of the business, Consultant’s services shall be more restricted provided that Consultant shall be available at reasonable times as may be required for such services. If not physically present at the business location, Consultant shall be reasonably available by telephone or other electronic communication with Corporation’s management staff.

3.
Compensation: As compensation for Consultant’s services to Corporation, for the term provided for herein, Consultant shall be paid a fee of Twenty-five Thousand Dollars ($25,000), plus applicable sales tax, payable at the rate of Two Thousand Eighty-three Dollars and Thirty-three Cents ($2,083.33) plus applicable sales tax per month for twelve (12) consecutive months, commencing February 1, 2012. In addition, Corporation will reimburse Consultant for all reasonable, ordinary and necessary business expenses incurred by Consultant in the performance of the consulting services for Corporation.

4.
Parties’ Relationship: The parties acknowledge that Consultant’s relationship with Corporation shall be that of an independent contractor only, and only for the purposes and to the extent set forth in this Agreement. Consultant shall not be considered an employee of Corporation for any purpose whatsoever.

5.	Assignment or Transfer: Consultant shall have no right to delegate the performance of any duties provided for in this Agreement.

6.	Amendment. Any amendment to or modification of this Agreement shall be binding only if evidenced by a writing signed by each of the parties.

7.
Construction:   This Agreement shall be construed and governed in accordance with the laws of the State of South Dakota. Each party has reviewed this Agreement and has had equal opportunity for input into this Agreement. Neither party shall be construed to be the drafter or primary drafter of this Agreement. In the event of any dispute regarding the construction of this Agreement or any of its provisions, ambiguities or questions of interpretation shall not be construed more in favor of one party than the other; rather, questions of interpretation shall be construed equally as to each party.

8.
Entire Agreement. This Agreement constitutes a complete memorandum of the final meeting of the minds between the parties hereto and incorporates herewith all prior negotiations had by the parties in reference to all matters herein contained. This Agreement shall be binding upon the parties hereto, their heirs, successors and assigns.

9.
Attorney Fees and Court Costs: In the event any legal action is filed to enforce or recover under any provision of this Agreement, the prevailing party in the suit shall be entitled to recover court costs and reasonable attorney’s fees from the non-prevailing party.

10.
Severability of Provisions: In the event that any portion of this Agreement is determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision herein.

11.	Headings: The descriptive headings used herein are for convenience of reference only and are not intended to have any effect whatsoever in determining the rights or obligations of the parties.

12.
Non-Waiver: No waiver of any provision of this Agreement will be deemed or constitute a waiver of any other provision, whether or not similar, and no waiver will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

13
Counterparts: This Agreement may be executed in separate counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

[SEPARATE SIGNATURE PAGES FOLLOW]

Dated this ____ day of ____________, 2011.

CONSULTANT:

Michael J. Trucano

Dated this ______ day of ___________, 2011.

PURCHASER:

NG SOUTH DAKOTA, LLC

By:
Name: Robert B. Sturges
Title: Manager

Dated this ______ day of ___________, 2011.

CORPORATION:

A.G. TRUCANO, SON & GRANDSONS, INC.

By:
Robert B. Sturges
President